Exhibit 10.1

WAREHOUSING CREDIT AND SECURITY AGREEMENT

THIS WAREHOUSING CREDIT AND SECURITY AGREEMENT (this “Agreement”) is executed to be effective as of November 16, 2018 (the “Effective Date”), by and between VIANOVA CAPITAL GROUP LLC (“Borrower”), a Delaware limited liability company, having its principal place of business at 3 Columbus Circle, 24th Floor, New York, New York  10019, and LEGACYTEXAS BANK (“Lender”) having its principal place of business at 5851 Legacy Circle, Plano, Texas 75024 on the terms and conditions set forth herein.

DEFINITIONS

For the purposes of this Agreement, accounting terms not otherwise defined herein shall have the meaning given to them under GAAP and the following terms, if applicable herein, shall have the indicated meanings:

“Account Pledge Agreement” shall mean that certain Pledge, Assignment and Security Agreement Related to Deposit Account, dated as of the date hereof, by and between Borrower and Lender, as such agreement may be amended, supplemented or otherwise modified.

“Adjusted Tangible Net Worth” shall mean, as of any date, for any Person, the Tangible Net Worth of such Person less the amount by which the MSR Value exceeds 50% of the Tangible Net Worth of such Person.

“Advance” shall mean a disbursement by Lender with respect to a specific Pledged Mortgage Loan pursuant to Article 1 of this Agreement.

“Advance Amount” shall mean, as of any date of determination, with respect to an Eligible Loan, an amount equal to the applicable Advance Rate of the lesser of (i) the Take-Out Proceeds or (ii) the unpaid principal balance of such Pledged Mortgage Loan.

“Advance Date” shall mean, with respect to any Pledged Mortgage Loan, the date of distribution by Lender to Borrower (or, in the case of a Wet Loan, to the Closing Agent, Correspondent or other party designated by Borrower, as applicable, for and on behalf of Borrower) of the Advance related to such Pledged Mortgage Loan.

“Advance Rate” shall have the meaning specified on Annex 1.

“Affiliate” of any Person shall mean (i) any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, or (ii) any other Person who is a director, manager or officer (a) of such Person, or (b) of any Person described in the preceding clause (i).  For purposes of this definition “control” (including “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise or owning or possessing the power to vote ten percent (10%) or more of any class of voting securities of any Person.

“Aged Loan” shall mean any Pledged Mortgage Loan that is not sold by Borrower to an Investor prior to the Dwell Limit; provided, however, that (i) the aggregate Outstanding Principal

Amount of Advances made in respect of Aged Loans outstanding at any one time shall not exceed the applicable Sublimit for Aged Loans; and (ii) all Curtailment Amounts for such Pledged Mortgage Loans will be paid when due.

“Appraisal” shall mean, with respect to each Pledged Mortgage Loan, a written report of valuation of the related Mortgaged Property and all improvements located thereon securing such Mortgage Loan that is prepared by qualified appraiser who is a member of the American Institute of Real Estate Appraisers or another similarly credentialed group of professional appraisers, in form and substance acceptable to the Investor that has issued a Take-Out Commitment in connection with such Mortgage Loan.

“Appraised Value” means the value set forth in an Appraisal, BPO or other determination of value reasonably acceptable to Lender.

“Borrower’s Accounts” shall mean, collectively, the Cash Account, the Settlement Account and the Operating Account.

“Borrower’s Underwriting Guidelines” shall mean, collectively, Borrower’s underwriting guidelines for Mortgage Loans, as shall be from time to time provided to and approved by Lender in writing.

“BPO” means a written “interior” broker’s price opinion as to the fair market value of a Mortgaged Property, in compliance with the requirements for an “appraisal” or “evaluation” of Title 11 of the     Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Business Day” shall mean any day excluding Saturday, Sunday and any day on which Lender is closed for business.

“Capital Lease Obligation” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Account” shall mean either a Cash Collateral Account or Deposit Account, as indicated on Annex 1 hereto, maintained by Borrower with Lender as more particularly described on Annex 1 hereto.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof which mature within ninety (90) calendar days from the date of acquisition, and (ii) time deposits and certificates of deposit, which mature within ninety (90) calendar days from the date of acquisition, of Lender or any other domestic commercial bank having capital and surplus in excess of $200,000,000, which has, or the holding company of which has, a commercial paper rating of at least A-1 or the equivalent thereof by Standard & Poors (a division of the McGraw-Hill Companies) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc.

“CFPB” shall mean the Consumer Financial Protection Bureau.

“Change of Control” shall mean the occurrence of an event in which any equity ownership interest in Borrower (whether in the form of shares, units or other interests) is transferred, sold, exchanged or otherwise conveyed to any Person.

“Closing Agent” shall mean an independent attorney or title company, acceptable to Lender in its sole discretion, which is not an Affiliate of Borrower and which is designated by Borrower in writing to close an Eligible Loan for and on behalf of Borrower, or such other Person as may be approved by Lender in writing, and which shall have in force insurance insuring Borrower and Lender and Lender’s successors in interest, against any breach of fidelity by such Closing Agent and against any loss or damage from loss or destruction of documents, theft, misappropriation, or errors or omissions.

“Collateral” shall have the meaning given to it in Section 3.01 hereof.

“Collateral Assignment of Letter Agreement” shall mean that certain Collateral Assignment of Letter Agreement, dated as of the date hereof, by and between Lender and Borrower and joined for the limited purpose set forth therein by Parent.

“Combined Loan-to-Value” or “CLTV” shall mean, to the extent applicable, the sum of (a) the unpaid principal balance of the Second Mortgage Loan, and (b) the unpaid principal balance of the First Mortgage Loan, each as of the applicable date of determination, divided by (a) in the case of a purchase, the lesser of the sale price of the Mortgaged Property and its Appraised Value at the time of sale or (b) in the case of a refinancing or modification, the Appraised Value of the Mortgaged Property at the time of the refinancing or modification.

“Commitment” shall have the meaning given to it in Section 1.01 hereof.

“Commitment Amount” shall mean the amount specified in Annex 1 hereto.

“Compliance Certificate” shall mean a certificate executed on behalf of the Borrower by its chief financial officer or its treasurer or by such other officer as may be designated therein, which shall be submitted on Lender’s standard form, as the same may be updated or revised from time to time.  Lender’s current form of compliance certificate is set forth on Exhibit B attached hereto.

“Correspondent” shall mean each entity that originated and funded a Correspondent Loan.

“Correspondent Loan” shall mean a Mortgage Loan completely originated and funded by a Correspondent in the Correspondent’s name and subsequently sold and endorsed to Borrower.

“Curtailment Amount” shall mean, with respect to any Pledged Mortgage Loan which is an Aged Loan, each of the amounts specified in Annex 1 hereto due and payable by Borrower to Lender.

“Daily Floating LIBOR Rate” shall mean, for any day, the rate per annum equal to the Intercontinental Exchange Benchmark Administration Ltd. LIBOR Rate (“IEBA LIBOR”), as published by any commercially available source providing quotations of IEBA LIBOR (as designated by Lender from time to time) at approximately 11:00 a.m. (London time) on such day (if such day is a LIBOR Business Day) or the immediately preceding LIBOR Business Day (if such day is not a LIBOR Business Day), for U.S. dollar deposits with a term equivalent to one (1) month.  In the event such rate ceases to be published or quoted, Daily Floating LIBOR Rate shall mean a comparable rate of interest reasonably selected by Lender.  Lender’s determination of the Daily Floating LIBOR Rate shall be conclusive and binding on Borrower, absent manifest error.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Interest Rate” shall mean, with respect to each Advance, a per annum rate equal to the lesser of (i) four percent (4%) per annum over the applicable Interest Rate for such Advance; or (ii) the Highest Lawful Rate.

“Delaware LLC Act” shall mean Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Dividing LLC” shall mean a Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division” shall mean the division of a Dividing LLC into two (2) or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Dodd Frank” shall mean the Dodd Frank Wall Street Reform and Consumer Protection Act, as it may be amended, and all regulations promulgated in connection therewith.

“Dry Loan Package” shall mean, with respect to any Pledged Mortgage Loan, the documents designated as such on Exhibit A hereto, each in form and substance reasonably satisfactory to Lender.

“Dwell Limit” shall mean, with respect to each Pledged Mortgage Loan, the date that is the number of days after the Advance Date for such type of Pledged Mortgage Loan as is set forth in Annex 1 to this Agreement.

“Effective Date” is the date set forth in the first paragraph of this Agreement.

“Eligible Loan” shall mean a type of Mortgage Loan that is eligible to be pledged as Collateral hereunder.  Only those types of Mortgage Loans for which there is a Sublimit on Annex 1 are Eligible Loans.

“E-Sign Act” shall mean the Electronic Signatures in Global and National Commerce Act, as amended from time to time.

“Event of Default” shall have the meaning given to it in Article VIII of this Agreement.

“FICO Score” shall mean the score developed by Fair Isaacs Corporation to evaluate the credit risk of a natural Person and shown on a credit report prepared by Equifax, Experian, TransUnion, or any other authorized national credit reporting agency.  For all purposes hereunder, if two FICO Scores are obtained for any obligor, the lower score shall be used.  If three FICO Scores are obtained for any obligor, the middle score shall be used.

“First Mortgage” shall mean a Mortgage which constitutes a first Lien on the related Mortgaged Property subject to encumbrances permitted pursuant to Borrower’s Underwriting Guidelines.

“First Mortgage Loan” shall mean a Mortgage Loan secured by a First Mortgage.

“GAAP” shall mean accounting principles generally accepted in the United States of America in effect from time to time, as set forth in the statements, opinions, pronouncements, interpretations, bulletins, and abstracts of the respective accounting standard setting bodies such as the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities Exchange Commission, the Emerging Issues Task Force, and the opinions and pronouncements of the Accounting Principles Board, or any other entity that may be approved by a significant segment of the accounting profession now or in the future.

“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, the CFPB or any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably-anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean a Person required by Lender, if any, to execute a guaranty of Borrower’s obligations hereunder, from time to time, including the Persons listed on Annex 1 hereto.

“Guaranty” shall mean a guaranty in form and substance reasonably acceptable to the Lender which is executed by any Guarantor.

“Hedging Instrument” shall mean any forward sales contract, forward trade contract, interest rate swap agreement, interest rate cap agreement, or other contract or instrument pursuant to which Borrower has protected itself from the consequences of a loss in the value of a Mortgage Loan because of changes in interest rates or in the market value of mortgage loan assets.

“Highest Lawful Rate” shall mean the maximum non-usurious per annum rate of interest allowed from time to time by applicable law.

“Indebtedness” shall mean, with respect to any Person at a particular date, the sum (without duplication) at such date of (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) calendar days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) indebtedness of others Guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (h) indebtedness of general partnerships of which such Person is a general partner; and (i) Capital Lease Obligations of such Person; provided however that the Permitted Subordinated Debt shall not be included in the calculation of the Borrower’s Indebtedness solely for the purpose of calculating the ratio of Borrower’s Indebtedness to Adjusted Tangible Net Worth as required by Section 5.02(c) below.

“Insolvency Event” shall mean, with respect to a specified Person, (a) the institution of a proceeding or the filing of a petition against such Person seeking the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such petition, decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive calendar days; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by, a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Intercompany Loan” shall mean a loan or advance from a Related Person to an Affiliate or shareholder, member or partner of any Related Person.

“Interest” shall mean the interest accruing to Lender on the Outstanding Principal Amount of each Advance in accordance with Section 1.06 of this Agreement.

“Interest Rate” shall mean, as of any date of determination and with respect to each Advance, a per annum rate of interest equal to the lesser of (a) sum of (i) the Daily Floating LIBOR Rate for such date, but in no event less than the Minimum Daily LIBOR Rate, plus (ii) the number of basis points specified for the related Pledged Mortgage Loan for such Advance on Annex 1, and (b) the Highest Lawful Rate.

“Investor” shall mean the issuer of a Take-Out Commitment, which shall be a third-party mortgage investor acceptable to Lender in its sole discretion.

“Key Principal” shall mean, with respect to any Person which is not an individual, a Person holding a direct or indirect equity interest in such non-individual Person which is equal to or greater than twenty percent (20%).

“Letter Agreement” shall mean that certain Letter Agreement, dated as of the date hereof and effective as of November 19, 2018, by and between Parent and Borrower.

“LIBOR Business Day” shall mean a Business Day upon which commercial banks in London, England are open for domestic and international business.

“Lien” shall mean any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan Detail” shall mean a loan detail, transmitted by Borrower electronically in an appropriate data layout or other form acceptable to Lender, containing such information regarding the characteristics of each Eligible Loan being pledged by Borrower to Lender as Collateral hereunder on a particular Business Day as may be required by Lender from time to time.

“Loan Documents” shall mean this Agreement, the Note, any Guaranty, the Subordination Agreement, the Letter Agreement, the Collateral Assignment of Letter Agreement, any Account Pledge Agreement, or any document, agreement or instrument that may be delivered pursuant hereto, and any modification, amendment, extension, or restatement thereof.

“LTV” shall mean, with respect to any Mortgage Loan, the ratio of the unpaid principal balance of such Mortgage Loan to the lesser of (i) the Appraised Value of the Mortgaged Property securing such Mortgage Loan or (ii) the sales price for such Mortgaged Property.

“MERS Agreement” shall mean those agreements by and among Borrower, Lender, MERS and MERSCORP Holdings, Inc., as amended, modified, supplemented, extended, restated or replaced from time to time.

“MERS System” shall mean the system of recording transfers of mortgages electronically maintained by MERS.

“MIN” shall mean, with respect to each Mortgage Loan, the Mortgage Identification Number for such Mortgage Loan registered with MERS on the MERS® System.

“Minimum Daily LIBOR Rate” shall have the meaning set forth on Annex 1.

“MOM Loan” shall mean, with respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator or Borrower, as the case may be, of such Mortgage Loan and its successors and assignees.

“Mortgage” shall mean a mortgage or deed of trust on Mortgaged Property.

“Mortgage Assignment” shall mean an instrument duly executed and in recordable form (including, if available, the record book and page number or instrument number of the public records in which the Mortgage was recorded) assigning a Mortgage (or several Mortgages) in blank, which is legally sufficient to evidence the assignment of the Mortgage in the jurisdiction in which the applicable Mortgaged Property is located.

“Mortgage Documents” shall mean the documents included in the Dry Loan Package and/or the Wet Loan Package.

“Mortgage File” shall mean, with respect to each Pledged Mortgage Loan, all of the documentation (whether in paper or electronic format) evidencing, securing, pertaining to or representing such Mortgage Loan or the related Mortgagor, and including, without limitation, all records or documents required to be maintained by any Investor.

“Mortgage Loan” shall mean any loan evidenced by a Mortgage Note and secured by a Mortgage.

“Mortgage Note” shall mean a promissory note or other evidence of indebtedness secured by a Mortgage.

“Mortgage Rate” shall mean, with respect to a Mortgage Loan, the per annum rate of interest specified in the related Mortgage Note.

“Mortgaged Property” shall mean the 1-4 family residential real property described in a Mortgage securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the individual or individuals obligated to pay the indebtedness which is the subject of a Mortgage Loan.

“MSR Value” shall mean the product obtained by multiplying the MSR Value Percentage and the unpaid principal balances of all Mortgage Loans at such date in such Person’s servicing portfolio.

“MSR Value Percentage” shall mean the percentage specified in Annex 1 hereto.

“Net Income” of any Person shall mean, for any period, the net income of such Person for such period, calculated in accordance with GAAP.

“Net Worth” of any Person shall mean, as of any date, an amount equal to all assets of such Person minus such Person’s liabilities, each as determined in accordance with GAAP; provided however that the Permitted Subordinated Debt shall not be included in the calculation of the Borrower’s liabilities for the purpose of calculating the Borrower’s Net Worth.

“Note” shall have the meaning set forth in Section 1.05 hereof.

“Obligations” shall mean any and all indebtedness, obligations and liabilities of Borrower to Lender (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents, or any of them, and any renewals, extensions, enlargements, reinstatements or rearrangements thereof.

“OFAC” shall have the meaning set forth in Section 4.01(n) hereof.

“Operating Account” shall mean the non-interest bearing demand deposit account (whether one or more) established by Borrower with Lender to be used for Borrower’s operations.

“Origination Date” shall mean, with respect to an Eligible Loan, the date on which such Eligible Loan was funded.

“Outstanding Principal Amount” shall mean, with respect to any Advance at the time of any determination, the unpaid principal amount of such Advance on such date.

“Parent” shall mean COHEN & COMPANY, LLC, a Delaware limited liability company.

“Payoff Account” shall mean the non-interest bearing account to be established with Lender or at another financial institution (as determined from time to time by Lender), to be used for receiving all payments on or with respect to any Pledged Mortgage Loan, including all payments of the Take-Out Proceeds or Settlement Proceeds.  The Payoff Account shall initially be established at the Federal Home Loan Bank of Dallas as set forth on Annex 1.  Provided no Default or Event of Default has occurred and is continuing, any excess funds in the Payoff Account, after payment of sums due to Lender under this Agreement related to a particular

Pledged Mortgage Loan, shall promptly be transferred by Lender from the Payoff Account to the Settlement Account.

“Permitted Encumbrances” shall mean (a) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Mortgagor or Borrower, as applicable, shall have set aside on its books and records adequate reserves, provided, that such contest does not have a material adverse effect on the ability of Borrower to pay any of the Obligations, or the priority or value of the Lender’s Lien in the Collateral; (b) deposits under workmen’s compensation, unemployment insurance, social security and other similar laws made in the ordinary course of business; (c) Liens in favor of the Lender; (d) Liens imposed by law, such as mechanics’, materialmen’s, landlord’s, warehousemen’s, carriers’ and other similar liens, securing obligations incurred in the ordinary course of business that are not past due for more than thirty (30) calendar days, or that are being diligently contested in good faith by appropriate proceedings and for which appropriate reserves have been established, or that are not yet due and payable; (e) zoning restrictions, easements, rights-of-way, licenses, covenants and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower; and (f) “bankers” liens arising by operation of law in respect of any deposit accounts of the Borrower that are maintained in accordance with the terms of this Agreement.

“Permitted Subordinated Debt” shall mean any Indebtedness of the Borrower owing under that certain Investment Agreement, dated as of November 16, 2018 and effective as of November 19, 2018, among the Borrower, the Parent, Hancock Funding, LLC, a New York limited liability company, New Way Investment, LLC, a New Jersey limited liability company, and J.V.B. Financial Group, LLC, a Delaware limited liability company.

“Person” shall mean any individual, corporation, estate, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

“Pledged Mortgage Loan” shall have the meaning set forth in Section 3.01(b) hereof.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“QM Loan” shall mean a Mortgage Loan that qualifies as a “Qualified Mortgage” under Dodd Frank, as such qualifications may be modified from time to time by any Governmental Authority.

“Related Persons” shall mean Borrower and each of Borrower’s Subsidiaries.

“Release Amount” shall mean, with respect to any Pledged Mortgage Loan, the sum of (a) the then outstanding portion of the Advance Amount for such Pledged Mortgage Loan not otherwise repaid to Lender through application of principal and/or interest payments by the related Mortgagor, (b) accrued and unpaid Interest thereon at the Interest Rate or the Default Interest Rate, as applicable, (c) all fees, expenses and other amounts (including, without limitation, accrued and unpaid Transaction Fees, indemnification amounts, etc.) owing to Lender in respect of such Pledged Mortgage Loan, and (d) the costs (including, without limitation, reasonable legal fees) incurred by Lender for any action taken in connection with the enforcement of Borrower’s obligation to repay Advances hereunder.

“Residential Transition Loan” or “RTL Loan” shall mean a Mortgage Loan secured by a Mortgage on a Mortgaged Property with a principal balance of not more than $1,500,000.00, the proceeds of which shall be used for the purchase, financing, or refinancing and subsequent renovation of such Mortgaged Property; provided, however that such maximum balance may be up to $2,000,000.00 with the prior approval of Lender.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Mortgage” shall mean a Mortgage which constitutes a second Lien on the related Mortgaged Property subject to encumbrances permitted pursuant to Borrower’s Underwriting Guidelines.

“Second Mortgage Loan” shall mean a Mortgage Loan secured by a Second Mortgage.

“Servicer” shall have the meaning given to it in Section 6.02 of this Agreement.

“Servicing Files” shall mean, with respect to any Pledged Mortgage Loan, all books of account, records (including electronic records), reports, data, and other papers and documents of whatever kind or description, whether developed or originated by Borrower or others, required under the applicable Take-Out Commitment to document or service the Mortgage Loan, excluding the documents included in the Mortgage File.

“Settlement Account” shall mean the non-interest bearing account to be established by Borrower with Lender as set forth on Annex 1 for the funding of Advances and the receipt of any excess funds in the Payoff Account pursuant to the terms of this Agreement.  The Settlement Account shall be pledged to Lender, and Borrower shall not be entitled to withdraw funds from the Settlement Account.

“Settlement Date” shall mean, with respect to any Pledged Mortgage Loan, the date on which the Settlement Proceeds are paid by an Investor for such Mortgage Loan.

“Settlement Proceeds” shall mean, with respect to any Pledged Mortgage Loan, the net amount of funds an Investor is obligated to pay for such Mortgage Loan on the Settlement Date for that Mortgage Loan.

“Sublimit” shall mean the aggregate Outstanding Principal Amount of all Advances that is permitted to be outstanding at any one time with respect to Pledged Mortgage Loans of a specific type as set forth in Annex 1 to this Agreement (expressed as a dollar amount or a percentage of the Commitment Amount).

“Subordination Agreement” shall mean that certain Subordination Agreement, dated as of the date hereof, by and among Borrower, Lender, Hancock Funding, LLC, a New York limited liability company, New Way Investment, LLC, a New Jersey limited liability company, J.V.B. Financial Group, LLC, a Delaware limited liability company, and Parent.

“Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, association, or other business entity in which more than fifty percent (50%) of the total equity ownership interest in such entity (whether in the form of shares, units or other interests) or total voting power or shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Take-Out Commitment” shall mean a fully executed and enforceable commitment letter or other document (including a Hedging Instrument) in form and substance reasonably satisfactory to Lender pursuant to which an Investor has committed or agreed to purchase for cash one hundred percent (100%) of the ownership interests of a Pledged Mortgage Loan or Pledged Mortgage Loans on or prior to the applicable Dwell Limit directly to the Payoff Account.

“Take-Out Proceeds” shall mean the amount which an Investor has agreed to pay for the purchase of a Pledged Mortgage Loan.

“Tangible Net Worth” shall mean, as of any date, for any Person, the Net Worth of such Person plus the MSR Value, less all capitalized servicing rights and assets of such Person which would be classified as intangible assets under GAAP, including but not limited to goodwill (whether representing the excess cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, deferred charges, and such other assets Lender deems unacceptable, in its commercially reasonable discretion, including, without limitation, Intercompany Loans.

“Termination Date” shall have the meaning set forth on Annex 1 hereof.

“Title Commitment” shall mean, with respect to any Pledged Mortgage Loan, a commitment to issue a mortgagee’s or lender’s policy of title insurance with respect to a Mortgage Loan naming Borrower as the insured in an amount at least equal to the unpaid balance of the Mortgage Loan, which commitment shall be in form and substance that which is customarily used to affirm the quality, priority and validity of a lender’s lien against real property in the jurisdiction where the Mortgaged Property is located and subject only to applicable Permitted Encumbrances.

“Transaction Fees” shall mean the fees set forth on Annex 1.

“UETA” shall mean the Texas Uniform Electronic Transaction Act, as amended from time to time.

“Unrestricted Cash” shall mean, as of any date of determination, the sum of (a) United States currency which is not subject to any liens or security interests (other than Liens in favor of

Lender imposed under the Loan Documents), and (b) Cash Equivalents which are not subject to any liens or security interests (other than Liens in favor of Lender imposed under the Loan Documents).

“Unpaid Principal Balance” shall mean, with respect to any Mortgage Loan at the time of any determination, the unpaid principal balance of such Mortgage Loan on such date.

“Wet Loan” shall mean any Pledged Mortgage Loan for which the Dry Loan Package has not been delivered to Lender.

“Wet Loan Package” shall mean, with respect to any Pledged Mortgage Loan, the documents designated as such on Exhibit A hereto, each in form and substance reasonably satisfactory to Lender.

Any terms defined herein but specifically not incorporated herein or on Annex 1 shall not be applicable to this Agreement.

ARTICLE I

THE LOANS

Section 1.01          The Commitment.

(a)           Subject to the terms and conditions of this Agreement and provided no Default or Event of Default has occurred and is continuing, Lender agrees, from time to time during the period from the date hereof to and including the Termination Date, to make Advances to Borrower up to the Commitment Amount; provided that Lender shall not have any obligation to make any Advance which, when added to the Advances then-outstanding would cause the aggregate principal amount of all such Advances then-outstanding to exceed the Commitment Amount or any Sublimit applicable to the related type of Pledged Mortgage Loan.  Except as otherwise provided above with respect to the Commitment Amount, this Agreement is not a commitment by Lender to make Advances to Borrower; rather, it sets forth the procedures to be used in connection with periodic requests by Borrower to obtain Advances from Lender.  Except as otherwise provided herein, Borrower hereby acknowledges that Lender is under no obligation to agree to make, or to make, any Advance pursuant to this Agreement.  The obligation of Lender to make Advances hereunder up to the Commitment Amount is hereinafter referred to as the “Commitment.”  Within the Commitment, Borrower may borrow, repay and reborrow.  All Advances under this Agreement shall constitute a single indebtedness, and all of the Collateral shall be security for the Note and for the performance of all the Obligations of Borrower to Lender.  If no Default or Event of Default shall have occurred and be continuing hereunder, but Lender nonetheless determines that it shall no longer make any further Advance hereunder, Lender will provide Borrower with written notice of such determination at least thirty (30) calendar days prior to the date on which such cessation will take effect.

(b)           Advances shall be used by Borrower solely for the purpose of funding Eligible Loans as specified in the Loan Detail and for no other purpose, and shall be made at the request of Borrower in the manner hereinafter provided in Section 1.02, against the pledge of such Mortgage Loans and such other Collateral as is set forth in Section 3.01 hereof as collateral therefor.  Advances shall also be subject to the restrictions set forth in Annex 1 hereto.

(c)           The total aggregate principal amount outstanding at any one time of all Advances against any single Pledged Mortgage Loan shall not exceed an amount equal to the product of the Unpaid Principal Balance of such Pledged Mortgage Loan and the Advance Rate for such Pledged Mortgage Loan.

(d)           The total Outstanding Principal Amount of Advances at any time shall not exceed the Commitment Amount, it being understood, however, that as Advances are repaid due to payment of principal on the Pledged Mortgage Loans by the Investor pursuant to the terms of the Take-Out Commitment, or otherwise, Borrower may elect to request additional Advances pursuant to the terms of this Agreement, to the extent of the principal amount of the Advances so repaid.

Section 1.02          Procedures for Obtaining Advances.

(a)           Borrower may obtain an Advance hereunder by satisfying the conditions precedent set forth in Section 1.03 below and upon compliance with the procedures set forth in this Section 1.02.

(b)           Borrower may request an Advance from Lender by using the electronic data transmission software provided by Lender and its licensor, Street Resource Group (“SRG”), to transmit to Lender a Loan Detail relating to the Eligible Loans to be pledged as Collateral for such Advance no later than 3:00 p.m. Dallas, Texas time.  With respect to any Advance made on a Wet Loan, Borrower shall also deliver at or before such time any additional items requested by Lender to be included in the Wet Loan Package therefor.  Borrower covenants and agrees it shall only pledge Eligible Loans as Collateral for Advances and none other.

(c)           To make an Advance, Lender shall credit the Settlement Account upon compliance by Borrower with the terms of this Agreement and Lender shall wire transfer the amount of the Advance from the Settlement Account to the designated Closing Agent, Correspondent or other party designated by Borrower, as applicable, in accordance with Borrower’s closing instructions to be held in escrow pending the funding of the related Mortgage Loan on the Origination Date.  For purposes of Advances made in respect of Mortgaged Properties situate in the State of New York, it is hereby acknowledged that New York is a wet funding state.

(d)           In consideration of Lender permitting Borrower to request Advances by electronic transmission, Borrower covenants and agrees to assume liability for and to protect, indemnify and save Lender harmless from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including reasonable attorneys’ fees and expenses of employees, which may be imposed, incurred by or asserted against Lender by reason of any loss, damage or claim howsoever arising or incurred because of, out of or in connection with (i) any action of Lender pursuant to any Loan Detail received by Lender from Borrower by electronic transmission or (ii) the transfer of funds pursuant to any such Loan Detail received by Lender from Borrower by electronic transmission.  Lender is entitled to rely upon and act upon any Loan Detail received by Lender from Borrower by electronic transmission, and Borrower shall be unconditionally and absolutely estopped from denying (x) the authenticity, enforceability, and validity of any security interest acquired by Lender pursuant to such Loan Detail once Lender has made the related Advance in accordance with this Section in reliance upon data submitted by Borrower in such Loan Detail and the Pledged Mortgage Loans are identified in the SRG software under Status History as “Submitted,” “Approved” and “Active”, and (y) Borrower’s liability and obligations under this Agreement in connection with or related to such Advances.  Lender’s determination of the Advance Amount, Interest, and Transaction Fees applicable to any Advance in reliance upon the data submitted by Borrower in the related Loan Detail and in accordance with the terms of this Agreement shall be conclusive and binding on Borrower, absent manifest error.

Section 1.03          Conditions Precedent to Advances.  As a condition precedent to the making of any Advance (i) Lender shall have received all instruments, agreements and documents required to be delivered to Lender in respect of such Advance or the related Pledged Mortgage Loan as set forth in this Agreement, including, without limitation, a fully executed copy of the Letter Agreement; (ii) Lender shall have received a Guaranty from each Guarantor, if any; (iii) Lender shall have received a special power of attorney executed by Borrower in form acceptable to Lender; (iv) the representations and warranties of Borrower set forth in this Agreement shall be true, correct and complete in all material respects; (v) a Default or an Event of Default shall not have occurred and be continuing hereunder; (vi) immediately following such Advance, the aggregate Outstanding Principal Amount of Advances shall not exceed the Commitment Amount or any Sublimit listed on Annex 1 hereto; (vii) all acts, conditions and things (including without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and to constitute this Agreement as the legal, valid and binding obligation of Borrower, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws; and (viii) any and all other conditions precedent for the making of such Advance set forth in this Agreement shall have been satisfied.

Section 1.04          Intentionally Omitted.

Section 1.05          Note.  The Obligations shall be evidenced by a certain Promissory Note, dated as of the date hereof (the “Note”) given by Borrower in favor of Lender.  The term “Note” shall include all extensions, renewals and modifications of the Note and all substitutions therefor.  All terms and provisions of the Note are hereby incorporated herein.

Section 1.06          Interest Rate.

(a)           Except as provided in Section 1.06(c) below, interest shall accrue each day on the outstanding principal balance of each Advance at the Interest Rate.

(b)           Subject to Section 9.08, all interest shall be calculated on the basis of a 360 day year and the actual number of days elapsed.

(c)           Obligations not paid when due (whether at stated maturity, upon acceleration following the occurrence of an Event of Default or otherwise) shall bear interest, at the option of Lender, from the date due until paid in full, at a rate of interest equal to the Default Interest Rate.

Section 1.07          Principal and Interest Payments.

(a)           The outstanding unpaid principal amount of all Advances plus all accrued and unpaid Interest thereon shall be paid in full upon the Termination Date.

(b)           Borrower shall have the right to prepay any outstanding Advance in whole or in part, from time to time, without premium or penalty.  To the extent that Borrower wishes to prepay any Advance, Borrower shall remit to Lender the then-outstanding Release Amount for the related Pledged Mortgage Loan.

(c)           Borrower shall pay to Lender, without the necessity of prior demand or notice from Lender, (and Borrower authorizes Lender to charge the Operating Account and such other accounts of Borrower in Lender’s possession for the payment thereof, but specifically excluding the escrow or reserve accounts maintained pursuant to the terms of any Pledged Mortgage Loans) the Release Amount for a specific Pledged Mortgage Loan, upon the earliest occurrence of any of the following events:

(i)                                   The expiration of the Dwell Limit for such Pledged Mortgage Loan;

(ii)                                (A) the expiration of the forty-five (45) day examination period set forth in the bailee letter transmitted with the related Mortgage Loan to an Investor without the purchase being made, or (B) upon rejection of the Mortgage Loan as unsatisfactory by more than one (1) Investor;

(iii)                             The expiration of five (5) Business Days from the Advance Date for a Wet Loan without receipt of all Mortgage Documents relating to such Mortgage Loan, or such Mortgage Documents, upon examination by Lender, are found not to be in compliance with the requirements of this Agreement or the related Take-Out Commitment;

(iv)                            The expiration of ten (10) calendar days from the date a Collateral Document in connection with such Mortgage Loan was delivered to Borrower for correction or completion, without being returned to Lender, corrected or completed;

(v)                               The expiration of one (1) Business Day from the date of discovery that any Pledged Mortgage Loan was not, as of the Advance Date therefor, or has, thereafter, ceased to be an Eligible Loan;

(vi)                            The related Take-Out Commitment, if any, expires, is terminated or otherwise canceled or no longer in full force and effect and the specific Mortgage Loan was not delivered under the Take-Out Commitment prior to such termination, expiration or cancellation; and

(vii)                         Upon sale of any Pledged Mortgage Loan to an Investor.

Upon receipt of such payment by Lender and provided no Default or Event of Default has occurred and is continuing, such Mortgage Loan shall be considered to have been redeemed from pledge, and the Mortgage Documents relating thereto which have not been delivered to the Investor shall be released by Lender to Borrower.

(d)           If (i) a Pledged Mortgage Loan is not sold to an Investor on or prior to the applicable Dwell Limit, and (ii) Borrower fails to repay the related Advance in accordance with the terms of the immediately preceding clause (c), Borrower shall pay or cause to be paid to Lender any and all payments received by Borrower from the applicable Mortgagor in respect of such Pledged Mortgage Loan from and after the applicable Origination Date, including without limitation all principal and interest payments, escrow deposits, mortgage insurance and hazard insurance premiums (such amounts, “Income”) that have been paid to Borrower in respect of such Mortgage Loan since the Origination Date.  Borrower shall remit such payments to Lender on the applicable Dwell Limit.

(e)           With respect to Aged Loans, Borrower shall be obligated to pay to Lender (and Borrower authorizes Lender to charge the Operating Account or any other accounts of Borrower (excluding monies held by Borrower in trust for third parties) in Lender’s possession for payment thereof) the Curtailment Amounts specified in Annex 1 hereto.

Section 1.08          Expiration of Commitment.  Unless extended or terminated earlier as permitted hereunder, the Commitment shall expire of its own term, and without the necessity of action by Lender, at the close of business on the Termination Date.  However, the remainder of this Agreement shall remain in full force and effect until all amounts due on the Obligations have been paid in full.  Lender has not made, and does not hereby make, any commitment to renew, extend, rearrange or otherwise refinance the outstanding and unpaid principal of the Note or accrued interest thereon.  In the event, however, Lender from time to time renews, extends, rearranges, increases and/or otherwise refinances any portion or all of any Obligation and any accrued interest thereon at any time, such refinancing shall be evidenced by an appropriate promissory note in form and substance satisfactory to Lender and, unless otherwise noted or modified at such time or times by the terms of such promissory note or any agreements executed in connection therewith, any such promissory note or notes and refinancing evidenced thereby shall be governed in all respects by the terms of this Agreement.

Section 1.09          Method of Making Payments.  Except as otherwise specifically provided herein, all payments hereunder shall be made to Lender not later than the close of business (Central time) on the date when due unless such date is a non-Business Day, in which case, such payment shall be due on the first Business Day thereafter, and shall be made in lawful money of the United States of America in immediately available funds.

Section 1.10          Payment of Settlement Proceeds.  Borrower shall direct the applicable Investor to pay Settlement Proceeds for the related Mortgage Loan to the Payoff Account on the applicable Settlement Date.  To the extent that Settlement Proceeds received from the sale of any Mortgage Loan are less than the related Release Amount, Borrower shall pay the difference to Lender prior to or concurrently with the payment of the Settlement Proceeds and prior to the release of Lender’s security interest in the related Mortgage Loan.  Lender reserves the right to refuse to accept or approve a Takeout Commitment from Investors, either initially, or on a go-forward basis, if Borrower is unable to direct such Investor to pay the Settlement Proceeds directly into the Payoff Account as provided in this Section 1.10, Borrower understanding that this provision is a material inducement to Lender agreeing to enter into the transactions contemplated by this Agreement.

Section 1.11          Bailee.  Lender appoints Borrower, and Borrower shall act, as its bailee to (i) hold in trust for Lender (A) the original recorded copy of the mortgage, deed of trust, or trust deed securing each Pledged Mortgage Loan, (B) any mortgagee lien policy of title insurance (or binding unexpired and unconditional commitment to issue such insurance if the policy has not yet been delivered to Borrower) insuring Borrower’s perfected Lien created by that mortgage, deed of trust, or trust deed, (C) the original insurance policies for each Pledged Mortgage Loan, and (D) all other original documents relating to each Pledged Mortgage Loan, including any promissory notes, any other loan documents, and supporting documentation, surveys, settlement statements, and closing instructions, and (ii) deliver to Lender any of the foregoing items as soon as reasonably practicable in accordance with the terms and provisions of this Agreement.

ARTICLE II

DELIVERY OF MORTGAGE DOCUMENTS; REPRESENTATIONS AND COVENANTS OF BORROWER

Section 2.01          Delivery of Mortgage Documents.

(a)           Delivery of Dry Loan Package.  Borrower covenants and agrees to deliver directly to Lender the Dry Loan Package with respect to a Pledged Mortgage Loan within five (5) Business Days of Lender’s advance of the Advance Amount for such Mortgage Loan.

(b)           Delivery of Mortgage File.  If requested by Lender, Borrower covenants and agrees to deliver or cause to be delivered to Lender the Mortgage File with respect to each Pledged Mortgage Loan.

Section 2.02          Borrower’s Certification.  Borrower’s delivery of the Dry Loan Package to Lender shall constitute Borrower’s certification to Lender that:

(a)           the Pledged Mortgage Loan related to such Dry Loan Package is an Eligible Loan in all respects;

(b)           the Mortgage Note bears an original signature or signatures purporting to be the signature or signatures of the Person or Persons named as the maker;

(c)           except for the endorsement in blank, neither the Mortgage Note nor the Mortgage Assignment contains any notations on its face which evidences any claims, liens, security interests, encumbrances or restrictions on transfer;

(d)           the original principal amount of the indebtedness described in the Mortgage as being secured by the Mortgage is identical to the original principal amount of the Mortgage Note;

(e)           the Mortgage Note bears the original of an endorsement by the named holder or payee endorsing the Mortgage Note in blank;

(f)            the original of the Mortgage Assignment bears the original signature of the named mortgagee or beneficiary (and any other necessary party) or in the case of copies permitted hereunder, that such copies appear to bear a reproduction of such signature or signatures;

(g)           the Title Commitment is in form and substance providing evidence of a commitment to issue title insurance customarily used in the jurisdiction in which the Mortgaged Property is located, that the lien of the Mortgage is a valid first and prior lien against the Mortgaged Property (subject to any Permitted Encumbrances), that the description of the real property set forth in the Title Commitment is identical to the real property description contained in the Mortgage, and that Borrower has paid the title insurance premium and done all other things necessary so that a mortgagee policy of title insurance will be issued substantially in the form of the Title Commitment;

(h)           the original of any flood insurance policy that is required to be maintained with respect to a Mortgaged Property under the Flood Disaster Protection Act of 1973, as amended, and implementing and other regulations, has been duly issued and is in full effect; and

(i)            all representations and warranties of Borrower contained in this Agreement are true, correct and complete in all material respects as of the date of delivery of each Mortgage Document and such representations and warranties shall survive the delivery of each Mortgage Document to Lender.

ARTICLE III

COLLATERAL

Section 3.01          Grant of Security Interest.  As security for the payment of the Note and for the performance of all of Borrower’s Obligations hereunder and any other Loan Document, Borrower hereby collaterally assigns and transfers all right, title and interest in and to and grants a security interest to Lender in the following described property, whether now owned or hereafter acquired (the “Collateral”):

(a)           All Advances to or for the account of Borrower under this Agreement to fund an Eligible Loan until that Mortgage Loan is closed and those funds disbursed.

(b)           All Mortgage Loans which, from time to time are delivered or caused to be delivered to Lender or its designee, come into the possession, custody or control of Lender for the purpose of assignment or pledge or in respect of which an Advance has been made by the Lender hereunder, including, without limitation, all Mortgage Notes and Mortgages evidencing such Mortgage Loans (such Mortgage Loans being herein referred to as the “Pledged Mortgage Loans”).

(c)           All private mortgage insurance and all commitments to insure or guarantee any Pledged Mortgage Loans; all Take-Out Commitments held by Borrower covering the Pledged Mortgage Loans and all proceeds resulting from the sale thereof to Investors pursuant thereto; all personal property, contract rights, servicing and servicing fees and income or other proceeds, amounts and payments payable to Borrower as compensation or reimbursement, accounts and general intangibles of whatsoever kind relating to the Pledged Mortgage Loans and all other documents or instruments relating to the Pledged Mortgage Loans, including, without limitation, any interest of Borrower in any fire, casualty or hazard insurance policies and any awards made by any public body or decreed by any court of competent jurisdiction for a taking or for degradation of value in any eminent domain proceeding as the same relate to the Pledged Mortgage Loans.

(d)           All right, title and interest of Borrower in and to all Mortgage Files, escrow accounts, documents, instruments, files, surveys, certificates, correspondence, Appraisals or BPOs, computer programs, tapes, discs, cards, accounting records (including all information, records, tapes, data, programs, discs and cards necessary or helpful in the administration or servicing of the foregoing Collateral) and other information and data of Borrower relating to the foregoing Collateral.

(e)           All amounts now or hereafter on deposit in the Cash Account along with any other now existing or hereafter acquired cash delivered to or otherwise in the possession of Lender or its agent, bailee or custodian or designated on the books and records of Borrower as collaterally assigned and pledged to Lender.

(f)            All Accounts, Chattel Paper, Instruments, General Intangibles, Certificated Securities, Uncertificated Securities, and Investment Property, as those terms are defined in the Uniform Commercial Code of the jurisdiction of formation of Borrower, arising from or relating to any of the foregoing Collateral.

(g)           All Hedging Instruments related to the Pledged Mortgage Loans, including all rights to payment arising under the Hedging Instruments, except that Lender’s security interest in the Hedging Instruments is limited to benefits, including rights to payment, related to the Pledged Mortgage Loans.

(h)           All cash and non-cash proceeds of the foregoing Collateral, including all dividends, distributions and other rights in connection with, and all additions to, modifications of and replacements for, the foregoing Collateral, and all products and proceeds of the foregoing Collateral, together with whatever is receivable or received when the foregoing Collateral or proceeds thereof are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including, without limitation, all rights to payment with respect to any cause of action affecting or relating to the foregoing Collateral or proceeds thereof.

(i)            All books and records relating to the foregoing.

Section 3.02          Custody of Mortgage Documents.  It is agreed that Lender, subject to the provisions of this Agreement, shall retain physical possession of the Mortgage Documents evidencing all Pledged Mortgage Loans.  Borrower or its designee shall retain, in trust for Lender as bailee, physical possession of the Mortgage Files (other than the Mortgage Documents) and deliver all such documents to Lender or its designee as required by Lender under the provisions of this Agreement.  Borrower or its designee will keep all such files in its possession in segregated files appropriately marked (physically or electronically) and shall hold such Pledged Mortgage Loans and the related Mortgage Files in trust for Lender to the extent of its beneficial interests.  Borrower agrees that each of Lender, Lender’s representatives, and any Governmental Authority have the right during Borrower’s or its designee’s normal business hours and, prior to the occurrence and continuance of an Event of Default, upon reasonable prior written notice to Borrower, to request and have access to and examine the Mortgage Files and any and all books, records and documents (and all electronic records relating thereto) relating to any Pledged Mortgage Loan or relating to any of the matters covered by this Agreement.  Any such examinations shall be conducted in a manner that does not unreasonably interfere with Borrower’s or its designee’s normal business operations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01          Borrower Representations and Warranties.  Borrower represents, warrants, and agrees that as of the Effective Date and as of the date Lender funds the Advance Amount for each Pledged Mortgage Loan:

(a)           Borrower is duly incorporated, organized or formed, as applicable, and is validly existing and in good standing, under the laws of the jurisdiction in which it was incorporated, organized or formed, as applicable.

(b)           Borrower has and has had at all relevant times all requisite corporate, partnership, limited partnership, or limited liability company power, licenses, permits and governmental authorizations or approvals granted by any applicable federal, state or local government or quasi-governmental body or any agency or instrumentality thereof, necessary to permit Borrower to originate, purchase and/or to own loans, and Borrower is and has been at all relevant times duly licensed and qualified to transact business in each state in which it is transacting business.

(c)           Borrower has all requisite limited liability company power, authority and capacity to execute and enter into this Agreement and to perform the obligations required of Borrower hereunder and under the other documents, instruments and agreements required to be executed by Borrower pursuant hereto.

(d)           The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Borrower pursuant hereto and thereto, and the consummation of the transaction contemplated hereby and thereby, have each been duly and validly authorized by all necessary limited liability company action.

(e)           This Agreement constitutes the valid and legally binding agreement of Borrower enforceable against Borrower in accordance with its terms (subject to bankruptcy, insolvency, reorganization, receivership or other laws affecting rights of creditors generally and by general equitable principles including, without limitation, those respecting the availability of specific performance).

(f)            No offset, counterclaim or defense exists to the full performance by Borrower of this Agreement, and no such offset, counterclaim or defense has been asserted.

(g)           The execution, delivery and performance of this Agreement by Borrower are in compliance in all material respects with the terms hereof and consummation of the transactions contemplated hereby will not violate, conflict with, result in a breach of, give rise to any right of termination, cancellation or acceleration, constitute a default under, be prohibited by, or require any additional approval under (i) Borrower’s organizational documents, (ii) any material instrument or agreement to which Borrower is a party or by which Borrower is bound or which affects the Pledged Mortgage Loans, or (iii) any law, rule, regulation, ordinance, injunction or decree applicable to Borrower or to the Pledged Mortgage Loans.

(h)           There are no contingent liabilities which would adversely impact Borrower’s Adjusted Tangible Net Worth, Unrestricted Cash, or its ratio of Indebtedness to Adjusted Tangible Net Worth so as to reduce any of the foregoing below the minimum or maximum standards as applicable and set forth herein, nor have there been any adverse changes in any of Borrower’s assets, liabilities, business or financial condition, operation or results of operation of Borrower which have had or would reasonably be expected to have a material adverse effect on Borrower’s Adjusted Tangible Net Worth, Unrestricted Cash, or its ratio of Indebtedness to Adjusted Tangible Net Worth.

(i)            Borrower is not a guarantor and is not otherwise liable for any liability or obligation of any other Person which has not been disclosed to Lender and which would interfere with or impede Borrower’s ability to fulfill its obligations under this Agreement.

(j)            Borrower has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business.

(k)           Except for the security interest granted to Lender under Section 3.01 hereof, any Lien in favor of Borrower’s other warehouse lenders on Mortgage Loans which are not Pledged Mortgage Loans, and any other security interest consented to in writing by Borrower to Lender, Borrower has not imposed or permitted to be imposed any security interest upon any material portion of its assets, tangible or intangible.

(l)            Borrower or its designee has complied and will duly and faithfully comply in each case in all material respects with all applicable requirements of law with respect to the origination, underwriting and servicing of the Pledged Mortgage Loans.

(m)          Borrower has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); Borrower has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination or purchase of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(n)           No Related Person nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to Borrower’s knowledge, owned or controlled by an entity or person):  (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above.

(o)           When viewed in the context of all representations, warranties and written statements made by Borrower in this Agreement and in any written statement or certificate furnished to Lender by Borrower in connection with the transactions contemplated hereby, none of any such representations, warranties or written statements contains or will contain any untrue statements of a material fact or will omit to state a material fact necessary to make the representation, warranty or written statement not misleading.

(p)           No holder of any Indebtedness of Borrower or of any of its Subsidiaries has given notice of any alleged default or event of default thereunder, or, if given, the same has been cured or will be cured by Borrower within the cure period provided therein.

Section 4.02          Borrower’s Ownership of Mortgage Loans; Compliance with Applicable Law and Representations Concerning Mortgage Loans.  Borrower hereby represents and warrants that as of the date Lender funds the Advance Amount with respect to each Pledged Mortgage Loan:

(a)           Borrower is the legal and beneficial owner of the Mortgage Loan, free and clear of all Liens.

(b)           Borrower is authorized to grant the security interest set forth in Section 3.01 of this Agreement to Lender.

(c)           The Mortgage Loan qualifies as an Eligible Loan in all respects.

(d)           The Mortgage Loan has been originated or purchased by Borrower pursuant to and in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and ordinances.

(e)           All conditions within the control of Borrower as to the validity of the applicable insurance or guaranty as required by the mortgage insurance companies or other insurers, have been properly satisfied, and said insurance or guaranty is valid and enforceable.

(f)            The Closing Agent or Correspondent, as applicable, is in possession of the original related Mortgage Note and such Mortgage Note has been duly and validly executed by the applicable Mortgagor.

(g)           Borrower or its designee has and shall retain in Borrower’s or its designee’s possession the Mortgage File evidencing, securing, pertaining to or representing each Pledged Mortgage Loan, including all records required to be maintained or provided by any Investor.

Section 4.03          Additional Representations Concerning Pledged Mortgage Loans. Borrower makes the representations and warranties set forth in Annex 2 with respect to each Pledged Mortgage Loan as of the date Lender funds the Advance Amount therefor.

ARTICLE V

COVENANTS OF BORROWER

Section 5.01          Financial Statements.  Borrower covenants and agrees that, as long as any Advance is outstanding:

(a)           Borrower will furnish to Lender, or cause to be furnished to Lender, as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, (i) statements of income and changes in stockholders’ equity of Borrower and, if applicable, Borrower’s Subsidiaries for the immediately preceding month, and related balance sheet as at the end of the immediately preceding month, all in reasonable detail, prepared by Borrower in accordance with GAAP applied on a consistent basis, and certified as to the fairness of presentation by the president or chief financial officer of Borrower, subject, however, to year-end audit adjustments and (ii) a Compliance Certificate.

(b)           Borrower will deliver to Lender, or cause to be furnished to Lender, as soon as available and in any event within ninety (90) calendar days after the close of each fiscal year: audited statements of income, changes in stockholders’ equity and cash flows of Borrower, and, if applicable, Borrower’s Subsidiaries for such year, the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and accompanied by an opinion in form and substance satisfactory to Lender and prepared by an accounting firm reasonably satisfactory to Lender, or other independent certified public accountants of recognized standing selected by Borrower and acceptable to Lender, as to said financial statements and a certificate signed by the president or chief financial officer of Borrower stating that said financial statements fairly present the financial condition and results of operations of Borrower and, if applicable, Borrower’s Subsidiaries as at the end of, and for, such year.

(c)           Borrower will deliver to Lender, or cause to be furnished to Lender, as soon as available and in any event within ninety (90) calendar days after the close of each fiscal year:  audited statements of income and cash flows of Parent for such year, the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and accompanied by an opinion in form and substance satisfactory to Lender and prepared by an accounting firm reasonably satisfactory to Lender, or other independent certified public accountants of recognized standing selected by Parent and acceptable to Lender, as to said financial statements and a certificate signed by the president or chief financial officer of Parent stating that said financial statements fairly present the financial condition and results of operations of Parent as at the end of, and for, such year.  Financial statements required to be delivered pursuant to Section 5.01(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent files such documents on the SEC’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the SEC, or provides a link thereto on Parent’s website on the Internet, to which Lender has access; or (ii) on which such documents are posted on Parent’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender).

(d)           Intentionally omitted.

(e)           Borrower shall not make any change in its accounting method as in effect on the date of this Agreement or change its fiscal year ending date, unless such changes (i) are required for conformity with GAAP and, in such event, Borrower will give prior written notice of each such change to Lender or (ii) or if not so required, are in conformity with GAAP and have the prior written approval of Lender which approval shall not be unreasonably withheld.

Section 5.02          Financial Covenants.  Borrower covenants and agrees that, as long as any Advance is outstanding, Borrower shall comply with the following financial covenants:

(a)           Borrower has, and at all times while this Agreement is in effect will maintain, an Adjusted Tangible Net Worth of not less than the amount specified in Annex 1.

(b)           Borrower has, and at all times while this Agreement is in effect will maintain, Unrestricted Cash of not less than the amount specified in Annex 1.

(c)           Borrower has and, at all times while this Agreement is in effect, will not permit, the ratio of Indebtedness to Adjusted Tangible Net Worth of Borrower to exceed the ratio specified in Annex 1.

(d)           Borrower has and, at all times while this Agreement is in effect, will not permit, Borrower’s Net Income to be a negative number for the time period set forth in Annex 1.

(e)           Borrower shall not pay, make or declare or incur any liability to pay, make or declare any payment, dividend, or other distribution, direct or indirect, on or on account of any ownership interest in Borrower, nor purchase, acquire, redeem or retire any ownership interest in itself whether now or hereafter outstanding, except that so long as no Default or Event of Default exists and is continuing at such time, or would exist immediately thereafter, Borrower may declare and pay cash distributions to its equity holders or owners.

(f)            Unless the obligations of Parent thereunder have been fully satisfied, if Borrower fails to maintain an Adjusted Tangible Net Worth in the amount required by clause (c) above, Borrower shall cause its President to request that Parent fulfill its obligations under the Letter Agreement.

Section 5.03          Fidelity Bond Coverage.  Borrower covenants and agrees that, as long as any Advance is outstanding, Borrower shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, in form and substance satisfactory to Lender, with loss payable to Lender under the blanket fidelity bond and additional insured with respect to the negligent acts of Borrower under the errors and omissions insurance policy, and with broad coverage with responsible companies on Borrower and all officers and employees acting in any capacity with regard to a Pledged Mortgage Loan who handle funds, money, documents and papers relating to a Pledged Mortgage Loan.  Any such fidelity bond and errors and omissions insurance shall protect and insure Borrower and Lender, as loss payee under the blanket fidelity bond and additional insured with respect to the negligent acts of Borrower under the errors and omissions policy, against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Persons.  No provision of this Section requiring such fidelity bond and errors and omissions insurance shall diminish or relieve Borrower from its duties and obligations as set forth in this Agreement.  The minimum coverage under any such bond and insurance policy shall be in such amounts as required by Lender in its sole discretion.  Upon request of Lender, Borrower shall cause to be delivered to Lender a certified true copy of such fidelity bond and insurance policy and a statement from the surety and the insurer that such fidelity bond or insurance policy shall in no event be terminated without thirty (30) calendar days’ prior written notice to Lender.  Borrower shall give Lender written evidence of renewal of such insurance policy thirty (30) calendar days in advance of the expiration date of such policy.  Borrower also covenants that (i) it will not, without the prior written consent of Lender, materially modify any insurance coverage required by this Section 5.03 and (ii) it will, upon receipt of notice (whether from the related insurer or otherwise) promptly, but in any event within one (1) Business Day of its receipt of notice, provide Lender with notice of any material modification to any insurance coverage required by this Section 5.03.

Section 5.04          Information Requirements.  Borrower covenants and agrees that, as long as any Advance is outstanding, within three (3) Business Days after the request of Lender, Borrower will provide Lender with copies of documentation relating to Borrower, Borrower’s other warehouse lenders and/or the Mortgagor or other parties related to a Pledged Mortgage Loan pledged to Lender hereunder, including without limitation the applicable Investor, the related mortgage insurance company or the underwriter of such Mortgage Loan, to the extent that such documentation is in the possession of Borrower or may reasonably be acquired by Borrower and provided to Lender and Borrower may do so without breaching any confidentiality provisions contained therein; provided, however, that Borrower agrees to make a commercially reasonable effort to obtain a waiver of any such confidentiality provisions by the relevant parties thereto).  In addition, Borrower agrees to provide Lender, within three (3) Business Days of Borrower’s receipt thereof, copies of any documents, filings, memoranda or correspondence relating to any audit, enforcement action, restriction, suspension, termination or similar proceeding involving Borrower or any Pledged Mortgage Loan.

Section 5.05          Intentionally Omitted.

Section 5.06          Other Notices.  Borrower covenants and agrees that, as long as any Advance is outstanding, Borrower shall promptly notify Lender after Borrower obtains knowledge of the occurrence of any of the following:

(a)           The occurrence of any Default or Event of Default;

(b)           Any litigation or proceeding, including but not limited to knowledge of any investigation of Borrower by any Governmental Authority (including, without limitation, the CFPB), with respect to Borrower or any Pledged Mortgage Loan;

(c)           Any material litigation or proceeding, including but not limited to knowledge of any investigation of Parent by any Governmental Authority (including, without limitation, the CFPB), with respect to Parent;

(d)           The receipt by Borrower of notice from any Governmental Authority (including, without limitation, the CFPB) with respect to any audit, investigation, enforcement action, restriction, suspension, termination or similar proceeding with respect to Borrower or any Pledged Mortgage Loan (other than audits occurring in the normal course of Borrower’s business and of the type or nature which the auditing Governmental Authority conducts on a regular basis and excluding such notices as Borrower is prohibited by law from disclosing);

(e)           A material adverse change in the business, operations, property, or financial or other condition of Borrower, Parent or any Guarantor, if any;

(f)            Any change in the name of Borrower or its state of organization;

(g)           The execution of any agreement, letter or other document evidencing the intention to undertake any merger or Change of Control of Borrower, Parent or any Guarantor, if any; and

(h)           Borrower adopts, files or effects a Division.

Section 5.07          Annual Inspection of Property; Books and Records; Discussions.  Borrower covenants and agrees that, as long as any Advance is outstanding, Borrower shall keep proper books of record and account which contain full, accurate and, in all material respects, complete entries in conformity with GAAP and all applicable requirements of law, with respect to its business activities; and shall permit representatives of Lender to visit its offices and inspect any of its properties and examine and make abstracts from or copy any of its books and records, which visits shall occur, so long as no Default or Event of Default is then outstanding, during Borrower’s normal business hours at times and dates in consultation with Borrower and upon reasonable prior written notice to Borrower and, after the occurrence and during the continuance of a Default or Event of Default, such visits may occur at any such time as Lender may require, and to discuss the business, operations, properties and financial and other conditions of Borrower with its officers, managers, and its independent certified public accountants and with the applicable Guarantor(s), if any.  Any such examinations or inspections shall be conducted in a manner that does not reasonably interfere with Borrower’s normal business operations or customer or employee relations.  Borrower agrees to pay to Lender its reasonable costs and expenses incurred in connection with any such examinations or inspections; provided that such examinations and inspections shall, unless a Default or Event of Default shall have occurred and be continuing, occur no more frequently than once per annum.

Section 5.08          MERS System.

(a)           Borrower will, prior to its acceptance of the initial Advance hereunder become a MERS member and, at all times thereafter:  (i) maintain its status as a MERS member in good standing, (ii) remain in full compliance with all applicable terms and conditions of membership in MERS, including the MERSCORP Holding, Inc. “Rules of Membership” most recently promulgated by MERSCORP Holding, Inc., the “MERS Procedures Manual” most recently promulgated by MERS, and any and all other guidelines or requirements set forth by MERS or MERSCORP Holding, Inc., as each of the foregoing may be modified from time to time, including, but in no way limited to, compliance with guidelines and procedures set forth with respect to technological capabilities, drafting and recordation of Mortgages, registration of Mortgages on the MERS System, and registration of the interest of Lender in such mortgages and membership requirements, (iii) promptly, upon the request of Lender, execute and deliver to Lender an assignment of mortgage, in blank, with respect to any MOM Loan that Lender determines shall be removed from the MERS System and (iv) maintain the MERS Agreement executed with MERS and Lender in full force and effect.

(b)           Once Borrower has become a registered MERS member, Borrower shall not de-register or attempt to de-register any Mortgage from the MERS System unless Borrower has complied with the requirements set forth in the MERS Agreement and the requirements hereof.

Section 5.09          Hedging Instruments.  Borrower shall maintain Hedging Instruments with respect to all Pledged Mortgage Loans the term of which equals or exceeds sixty (60) months and which are not subject to a Take-Out Commitment with Persons reasonably satisfactory to Lender in order to mitigate the risk that the market value of any Pledged Mortgage Loan will change as a result of a change in interest rates or the market for mortgage loan assets before such Mortgage Loan is purchased by an Investor or the related Advance is repaid by Borrower.

Section 5.10          Merger; Change of Control.  Borrower shall not merge or consolidate with or into any Person.  Borrower shall not acquire by purchase, or otherwise, all or substantially all of the assets or capital stock of any Person.  Borrower shall not permit a Change of Control of Borrower without the prior written consent of Lender, which may be withheld in Lender’s sole and absolute discretion.

Section 5.11          Loans; Advances; Investments.  Borrower shall not make any loan, advance, or extension of credit in excess of $100,000 to any employee, officer or Affiliate of Borrower, nor shall Borrower make any capital contribution to, or investment in (including any investment in any Subsidiary, joint venture or partnership), or purchase or otherwise acquire any of the capital stock, securities, or evidences of indebtedness of, any Person (including, without limitation, any Affiliate) in excess of $100,000, without the prior approval of Lender.

Section 5.12          Cash Account.  Until the full and final payment and performance of all of its obligations hereunder, Borrower shall maintain the Cash Account with Lender, as more particular described on Annex 1 hereto.

Section 5.13          Disposition of Assets; Liens.  Except as provided in this Agreement and the other Loan Documents, Borrower shall not cause any of the Collateral to be sold, pledged, assigned or transferred; nor shall Borrower create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Collateral, whether real, personal or mixed, now or hereafter owned, other than Liens in favor of Lender and those Liens consented to in writing by Lender.

Section 5.14          Transactions with Affiliates.  Borrower shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Agreement, (b) in the ordinary course of Borrower’s business and (c) upon fair and reasonable terms no less favorable to Borrower, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

Section 5.15          Borrower’s Underwriting Guidelines.  Borrower’s Underwriting Guidelines shall have been provided to and approved by Lender, in writing, prior to the Effective Date.  Borrower shall not change, alter, amend, supplement or otherwise modify Borrower’s Underwriting Guidelines without first obtaining the written approval of Lender with respect to any such changes, amendments, or modifications, which approval will not unreasonably be withheld or delayed.

ARTICLE VI

ADMINISTRATION AND SERVICING OF THE LOANS;
ADDITIONAL COVENANTS OF BORROWER

Section 6.01          Borrower as Trustee.  It is agreed that Borrower and Lender are not partners or joint venturers, and that Borrower is not to act as agent for Lender, but is to act or cause its designee to act in all loan administration and servicing matters hereunder for Lender as an independent contractor, but also as a trustee with fiduciary duties to hold the Pledged Mortgage Loans, the Mortgage Documents, and the loan receipts hereunder (except to the extent otherwise provided for in this Agreement), and to make the remittances as specified in this Agreement.  Subject to the provisions of Sections 7.01 and 8.02 hereof, Borrower or its designee shall hold as trustee for Lender legal title to the Pledged Mortgage Loans under this Agreement.  It further is agreed that Borrower, as trustee, shall not assign its responsibilities under this Agreement or transfer legal title to such Pledged Mortgage Loans except as provided in this Agreement.

Section 6.02          Servicing Responsibilities.  Borrower represents that in retaining legal title to each Pledged Mortgage Loan and undertaking responsibility for performance of the services specified in this Agreement, it will, or will cause Wells Fargo Bank, N.A. or another third-party servicer designated by Borrower and reasonably approved by Lender (a “Servicer”) to, exercise at least the degree of care generally exercised by and expected of a prudent servicer, and that in its capacity as trustee for Lender hereunder, it will, or will cause Servicer to, exercise at least that degree of care which is legally required of a trustee.  Borrower or Servicer, as applicable, shall be responsible for the execution of all appropriate notices and all other acts necessary to protect title in Lender, Lender’s successors, or Lender’s assignees, as the case may be, as to the ownership of the Pledged Mortgage Loans pledged as Collateral under this Agreement and for preserving all rights in said Pledged Mortgage Loans and administering them in all respects consistent with applicable law and regulations, and for servicing the Pledged Mortgage Loans in a manner consistent with good and prudent mortgage practices.  Borrower shall, or shall cause Servicer to, at the request of Lender upon the occurrence and during the continuance of an Event of Default, transfer to Lender or Lender’s designee at any time legal title to and the servicing rights with respect to any Pledged Mortgage Loans subject to the applicable Investor’s right to purchase such Mortgage Loan under the terms of the related Take-Out Commitment and shall furnish Lender or such designee with all documentation, deposits, books and records in Borrower and/or Servicer’s possession in regards to such Mortgage Loans, including, without limitation, the Mortgage Files and the Servicer’s Files.  Upon the occurrence and during the continuance of an Event of Default, Borrower hereby authorizes Lender or Lender’s designee to send “good-bye” letters to the applicable Mortgagors on Borrower’s behalf directing future payments in respect of such Pledged Mortgage Loans to Lender or such designee, as applicable.  Notwithstanding any such assignment, delegation, or other transfer of any of Borrower’s duties or obligations arising hereunder to a Servicer, Borrower shall remain fully and primarily liable for all of the covenants, conditions, representations and obligations of Borrower under this Agreement.

Section 6.03                             Remittance.  Borrower or Servicer, as applicable, will be responsible for segregating, reporting and delivering Lender’s pro rata share of scheduled principal and interest collections for each Pledged Mortgage Loan to Lender in accordance with Section 1.07(d) of this Agreement.

Section 6.04                             Loan and Other Prepayments.  In the event that a prepayment is made on any Pledged Mortgage Loan, Borrower will be responsible for segregating and delivering, or causing Servicer to segregate and deliver, within five (5) Business Days thereof to Lender the full amount of principal prepaid and of any prepayment penalty assessed and collected; provided that Borrower or Servicer, as applicable, shall assess and collect the maximum amount of prepayment penalty authorized under the terms of the applicable mortgage instrument and in accordance with applicable laws, rules and regulations as from time to time amended.  If Lender does not receive within the period specified above its pro rata portion of such collected prepayment and any prepayment penalty, Borrower shall be subject to a late charge of five percent (5%) of such pro rata portion of the prepayment and any prepayment penalty not received by Lender.  Such late charge shall be payable by Borrower on demand by Lender or, alternatively, Lender shall be entitled to debit Borrower’s Accounts for the amount of such late charge.  Funds received on the account of the Mortgagor for the purpose of paying taxes, assessments, insurance premiums or other similar purpose will be retained and disbursed by Borrower or Servicer, as applicable, in a manner consistent with good and prudent mortgage servicing practices and consistent with all applicable laws.

Section 6.05                             Borrower’s Authority Regarding Loan Modifications.  It is agreed that the right to decide how any Pledged Mortgage Loan shall be serviced and what to do and how to do it, when to approve assumptions or similar third-party undertakings, is hereby vested in Borrower, as trustee for Lender; provided, however, notwithstanding the foregoing to the contrary, Borrower shall consult with and obtain the prior written consent of Lender prior to taking any of the following actions:  forgiving all or any portion of the principal balance of any Pledged Mortgage Loan, foreclosing on the related Mortgaged Property, accepting a deed-in-lieu of foreclosure or taking other similar actions intended to vest legal title to the Mortgaged Property in the name of Borrower, extending the maturity date of any Pledged Mortgage Loan, allowing abatement of monthly payments of principal and/or interest, adjusting the interest rate of any Pledged Mortgage Loan, forbearing any rights or remedies accruing to the Mortgagee after the occurrence of a material breach or Event of Default under the related Mortgage, accelerating all or any portion of the outstanding principal balance of the related Pledged Mortgage Loan, abating any monthly payment or suspending the accrual of any interest (including default interest) on the related Pledged Mortgage Loan.

Section 6.06                             Records Maintenance.  Borrower, as trustee for Lender, is responsible for maintaining, or requiring the maintenance of, a complete set of books and records, satisfactory to Lender, as to all Pledged Mortgage Loans, including, but not limited to, a record of each receipt and each disbursement.  In addition to the customary monthly reports and remittances required under this Agreement, at any time and from time to time, Lender may require that Borrower provide a monthly report of information reasonably required by Lender, which may include (a) Mortgage Loan delinquencies, separately indicating the number and aggregate principal amount of Mortgage Loans delinquent one (1) month and two (2) or more months; (b) the death, bankruptcy, insolvency or other disability of any Mortgagor which would be reasonably likely to impair its ability to repay a Mortgage Loan, separately indicating the number and principal amount of Mortgage Loans so affected; (c) the aggregate principal amount of Pledged Mortgage Loans, categorized separately by the type of real estate security; and (d) management reports in form and substance reasonably acceptable to Lender detailing Borrower’s pipeline position, commitment position, repurchase requests by Investors, production statistics and such other information reasonably requested by Lender.

Section 6.07                             Servicing Fees.  Borrower shall be entitled to receive fees for any necessary and extraordinary services which may be proper in connection with the servicing of the Pledged Mortgage Loans; provided that such fees are reasonable and customary.  Provided Borrower is not required to repay the related Advance in accordance with the terms of this Agreement, Borrower shall also be entitled to receive, as a fee for servicing such Pledged Mortgage Loan, that portion of the Settlement Proceeds for such Mortgage Loan, if any, exceeding the Release Amount for such Mortgage Loan.  Borrower shall be entitled to receive fees for any necessary and extraordinary services which may be proper in connection with the servicing of the Pledged Mortgage Loans; provided that such fees are reasonable, customary and approved in writing in advance by Lender.  If a Pledged Mortgage Loan is not sold to an Investor on or prior to the applicable Dwell Limit, or Borrower is required to repay the related Advance in accordance with the terms of this Agreement, or a Default or Event of Default exists, or the Settlement Proceeds for any Pledged Mortgage Loan are equal to or less than the Release Amount for such Mortgage Loan, no servicing fee or any other compensation shall be due to Borrower for its servicing of such Pledged Mortgage Loan.

Section 6.08                             Notices with respect to Status of Mortgaged Properties.  Borrower shall have a duty to use due diligence to ascertain and promptly notify Lender in writing of any failure of any Mortgagor to perform any material obligation under any Pledged Mortgage Loan and of any of the following events which come to the attention of Borrower:

(a)                                 Intentionally omitted;

(b)                                 The sale or transfer of any such Mortgaged Property; and

(c)                                  Any loss or damage to any such Mortgaged Property occurring as a result of a casualty or other force majeure event after the Advance Date, in which event, in addition to notifying Lender, Borrower shall cause the related hazard insurance companies concerned to be promptly notified.

It is understood, however, that no notice need be given to Lender of any facts other than those of which Borrower shall have actual notice or would, except for its negligence, have had notice.

Section 6.09                             Default by Mortgagor.  In the event of default in the payment of principal or interest by a Mortgagor on any Pledged Mortgage Loan (determined after any applicable grace periods have run), then as to such Mortgage Loan, Borrower shall, within five (5) Business Days of the default, repay the Advance related to such Pledged Mortgage Loan by remitting an amount equal to the Release Amount therefor to Lender.

Section 6.10                             Other Authorized Acts.  If from time to time any Pledged Mortgage Loan covered under this Agreement is endorsed, assumed, guaranteed or insured, or the obligations thereunder are further secured by other collateral, then it is agreed that Borrower shall and Borrower is authorized to, act for Lender with respect to such matters, as its interests may appear; provided that in the event any such Pledged Mortgage Loan is insured or guaranteed by a governmental agency or a private mortgage insurance company, Borrower shall be the mortgagee of record in relation to the contract of insurance or guaranty, and the insurer or guarantor shall have no obligation to recognize or deal with any other party except the approved mortgagee of record with respect to the rights, benefits and obligations of the mortgagee under the contract of insurance or guaranty.

ARTICLE VII

TRANSFERABILITY AND SALE OF PLEDGED MORTGAGE LOANS

Section 7.01                             Authority to Transfer Pledged Mortgage Loans and Legal Title Held by Borrower.  Borrower shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber any Pledged Mortgage Loan or any interest therein without the prior written approval of Lender (other than any Pledged Mortgage Loans sold to an Investor in accordance with the terms and provisions herein).  If any such sale, assignment, transfer, disposition, pledge or encumbrance by Borrower of any Pledged Mortgage Loan or any interest therein occurs, except as permitted by Lender (other than any Pledged Mortgage Loans sold to an Investor in accordance with the terms and provisions herein), Borrower shall immediately repay the Advance related to such Pledged Mortgage Loan by remitting an amount equal to the Release Amount therefor to Lender.

Section 7.02                             Resale.  It is agreed that, absent an Event of Default, Lender may only sell, transfer, encumber or assign all or any part of its interest in any of the Pledged Mortgage Loans subject to the terms of this Agreement upon the prior written consent of Borrower; provided, however, that, after the occurrence and during the continuance of an Event of Default, Lender shall be permitted to freely sell, transfer, encumber or assign all or any part of its interest in any of the Pledged Mortgage Loans subject to the terms of this Agreement without any notice to or consent of Borrower.  Notwithstanding the foregoing, Lender may pledge, hypothecate or transfer its interest in any Pledged Mortgage Loan to any Federal Home Loan Bank or any other bona fide third party investor for the purpose of securing an advance to it, subject in all respects to Lender’s obligations to Borrower hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01                             Events of Default.  An “Event of Default” shall exist if any one or more of the following occurs at any time or from time to time:

(a)                                 Borrower fails to make any payment required under this Agreement or the Note, including, without limitation, payments due to Lender upon repayment by Borrower of the Advance relating to any Pledged Mortgage Loan or Pledged Mortgage Loans; provided that no Event of Default shall occur pursuant to this clause (a)if sums sufficient to make any payments due to Lender hereunder are, as of the date such payments are or become due, on deposit in Borrower’s Accounts with Lender and Lender fails to apply such funds to make such payments as is permitted pursuant to Section 9.02 below.

(b)                                 Any representation or warranty made by Borrower herein or in any of the Loan Documents shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (including any representation or warranty made in connection with any Mortgage Loan).

(c)                                  Borrower shall breach (i) any covenant, term, or agreement contained in Sections 5.10, 5.11, 5.13, 5.14 or 5.15 hereof or the financial covenants set forth in Section 5.02 hereof (as more specifically specified on Annex 1 attached hereto) or (ii) any other covenant, term or agreement contained herein and such breach shall continue for a period of five (5) Business Days after the date on which Lender notifies Borrower of such breach.

(d)                                 Borrower fails to maintain (or elects to close) any of Borrower’s Accounts without the prior written consent of Lender.

(e)                                  Borrower fails to cause the delivery of the Dry Loan Package for a Pledged Mortgage Loan to Lender within five (5) Business Days, as required herein.

(f)                                   Borrower fails to pay to Lender the Release Amount for a specific Pledged Mortgage Loan within one (1) Business Day from the date of discovery that such Pledged

Mortgage Loan was not, as of the Advance Date therefor, or has, thereafter, ceased to be an Eligible Loan, as required by Section 1.07(c)(v) above.

(g)                                  An Insolvency Event occurs with respect to Borrower, Parent or any Guarantor.

(h)                                 Borrower’s financial statements or notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Borrower as a “going concern” or reference of similar import.

(i)                                     Any default or event of default occurs under a provision contained in any other credit facility or repurchase facility maintained by Borrower after giving effect to applicable notice and grace periods, if any.

(j)                                    Lender has reasonably determined that a material adverse change has occurred with respect to the business, operations, property or financial or other condition of Borrower or any Guarantor.

(k)                                 A Governmental Authority has issued a cease and desist order or its equivalent against Borrower or its directors and officers involving the safety, soundness or financial viability of Borrower.

(l)                                     Borrower adopts, files or effects a Division.

Section 8.02                             Remedies.

(a)                                 If an Event of Default occurs and is continuing hereunder which is specific to any Pledged Mortgage Loan, unless otherwise agreed to by Lender, Borrower shall, notwithstanding any other provision herein to the contrary and within five (5) Business Days of the date on which Borrower obtains knowledge of such Event of Default, repay the Advance related to such Pledged Mortgage Loan by remitting an amount equal to the Release Amount therefor to Lender.  If an Event of Default occurs and is continuing hereunder which is not specific to any Pledged Mortgage Loan, then as to all Pledged Mortgage Loans, at Lender’s request, Borrower shall, notwithstanding any other provision herein to the contrary and within five (5) Business Days of the date on which Lender notifies Borrower of such request, repay all outstanding Advances hereunder with respect to all Pledged Mortgage Loans by remitting an amount equal to the aggregate Release Amounts therefor to Lender.

(b)                                 Upon the occurrence and during the continuance of any Event of Default described in Section 8.01(g), the Commitment shall be terminated and all Obligations of Borrower shall automatically become due and payable, without presentment for payment, demand, notice of non-payment, protect, notice of protest, notice of intent to accelerate, notice of acceleration, maturity, or any other notices or requirements of any kind of Lender to Borrower or any other Person liable thereon or with respect thereto, all of which are expressly waived by Borrower.

(c)                                  Upon the occurrence and during the continuance of any Event of Default, other than that described in Section 8.01(g), the Lender may, by written notice to Borrower, terminate the Commitment and/or declare all Obligations of Borrower to be immediately due and payable, whereupon the same shall forthwith become due and payable together with all accrued and unpaid interest thereon, and the obligation of Lender to make any Advances shall thereupon terminate.

(d)                                 Upon the occurrence and during the continuance of any Event of Default, Lender may also do any of the following:

(i)                                   Foreclose upon or otherwise enforce its security interest in and Lien on the Collateral to secure all payments and performance of Obligations of Borrower in any manner permitted by law or provided for hereunder.

(ii)                                Notify all obligors in respect of the Collateral that the Collateral has been assigned to Lender and that all payments thereon are to be made directly to Lender or such other party as may be designated by Lender; settle, compromise, or release, in whole or in part, any amounts owing on the Collateral, any such obligor or any Investor or any portion of the Collateral, on terms acceptable to Lender; enforce payment and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce security interests in, such Collateral by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure.

(iii)                             Act, or contract with a third party to act, as servicer or subservicer of each item of Collateral requiring servicing and perform all obligations required in connection with Take-Out Commitments, such third party’s reasonable fees to be paid by Borrower.

(iv)                            Require Borrower to assemble the Collateral and/or books and records relating thereto and make such available to the Lender at a place to be reasonably designated by the Lender.

(v)                               Enter onto property where any Collateral or books and records relating thereto are located and take possession thereof with or without judicial process.

(vi)                            Prior to the disposition of the Collateral, prepare it for disposition in any manner and to the extent Lender deems appropriate.

(vii)                         Exercise all rights and remedies of a secured creditor under the Uniform Commercial Code of Texas or other applicable law, including, but not limited to, selling or otherwise disposing of the

Collateral, or any part thereof, at one or more public or private sales, whether or not such Collateral is present at the place of sale, for cash or credit or future delivery, on such terms and in such manner as Lender may deem commercially reasonable, including, without limitation, sale pursuant to any applicable Take-Out Commitment.  If notice is required under such applicable law, Lender will give Borrower not less than ten (10) days’ notice of any such public sale or of the date after which private sale may be held.  Borrower agrees that ten (10) days’ notice shall be reasonable notice.  Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.  In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Lender until the selling price is paid by the purchaser thereof, but Lender shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice.  Lender may, however, instead of exercising the power of sale herein conferred upon it, proceed by a suit or suits at law or in equity to collect all amounts due upon the Collateral or to foreclose the pledge and sell the Collateral or any portion thereof under a judgment or decree of a court or courts of competent jurisdiction, or both.

(viii)                      Proceed against Borrower on the Note.

(ix)                            Proceed against any Guarantor pursuant to a Guaranty, if any.

(e)                                  As long as such sale or disposition shall be performed in accordance with applicable legal requirements in all material respects, Lender shall incur no liability as a result of the sale or other disposition of the Collateral, or any part thereof, at any public or private sale or disposition.  As long as such sale or disposition shall be performed in accordance with applicable legal requirements in all material respects, Borrower hereby waives (to the extent permitted by law) any claims it may have against Lender arising by reason of the fact that the price at which the Collateral may have been sold at such private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the outstanding Advances and the unpaid interest accrued thereon, even if Lender accepts the first offer received and does not offer the Collateral to more than one offeree and none of the actions described herein shall render Lender’s disposition of the Collateral in such a manner as commercially unreasonable.

(f)                                   Borrower specifically waives (to the extent permitted by applicable law) any equity or right of redemption, all rights of redemption, stay or appraisal which Borrower has or may have under any rule of law or statute now existing or hereafter adopted, and any right to require Lender to (1) proceed against any Person, (2) proceed against or exhaust any of the Collateral or pursue its rights and remedies as against the Collateral in any particular order, or (3) pursue any other remedy in its power.  Lender shall not be required to take any steps necessary to preserve any rights of Borrower against holders of mortgages prior in lien to the Lien of any Mortgage included in the Collateral or to preserve rights against prior parties.

(g)                                  Lender may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage included in the Collateral, including, without limitation, payment of delinquent taxes or assessments and insurance premiums.  All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Lender in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, together with interest thereon, at the option of Lender, at the Default Interest Rate, from the time of payment until repaid, shall become a part of the principal balance outstanding hereunder and under the Note.

(h)                                 No failure on the part of Lender to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by Lender of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

(i)                                     In addition to, but not in limitation of, the remedies set forth above, upon the occurrence and during the continuance of an Event of Default hereunder, Lender is hereby authorized, but not required, at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) to set-off and apply any and all deposits at any time held by Lender, including Borrower’s Accounts, and other Indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the amounts due by Borrower hereunder, irrespective of whether or not Lender shall have made any demand under this Agreement and although such obligations may be unmatured; (Lender agrees promptly to notify Borrower after any such set off and application; provided that the failure to give such notice shall not affect the validity of such set off and application).  Further, in the event of Borrower’s failure to repay any Advance with respect to any Pledged Mortgage Loan it is required to repay within the applicable time period set forth hereunder and the transfer of applicable Mortgage Documents to Lender pursuant to Section 6.02 of this Agreement, Lender may terminate Borrower or Servicer, as applicable, as servicer of such Pledged Mortgage Loan and may assume the servicing of such Pledged Mortgage Loan or assign such servicing rights to another mortgage servicing entity designated by Lender in its sole discretion.  Borrower expressly authorizes Lender or its designee, as the case may be, to notify any and all Pledged Mortgage Loan Mortgagors on behalf of Borrower and Lender that Lender or its designee has succeeded Borrower or Servicer, as applicable, as the servicer of such Mortgage Loans and that all payments shall thereafter be remitted to Lender or its designee.  Borrower hereby grants to Lender a limited power-of-attorney to execute such notice letters to Mortgagors under such Pledged Mortgage Loans on behalf of Borrower and Lender hereby agrees to comply with all applicable requirements relating to such notices.

(j)                                    The rights of Lender under this Section 8.02 are in addition to all other general or specific rights and remedies (including, without limitation, other rights of set-off) that Lender may have at law, in equity or as a secured party pursuant to the provisions of the Uniform Commercial Code in effect in the State of Texas or any other applicable jurisdiction.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01                             Agreement to Repay Advances.  In the case of any insured or guaranteed Pledged Mortgage Loan, if the guaranty or the insurance with respect to any such Mortgage Loan cannot be obtained or lapses as a result of Borrower’s act, omission, misstatement or breach of a representation, warranty or certification, Borrower, upon Lender’s request, shall repay the Advance related to such Pledged Mortgage Loan by remitting an amount equal to the Release Amount therefor to Lender.  The provisions contained in this Section 9.01 are in addition to, and not by way of limitation of, any of Lender’s remedies for breach of this Agreement by Borrower provided at law or in equity.

Section 9.02                             Borrower’s Accounts.  Borrower and Lender hereby acknowledge that time is of the essence in performance of Borrower’s obligations hereunder, in particular with respect to the timing of funding Advances by Lender.  In recognition of this and to facilitate the transfer of funds to permit the making of Advances to occur smoothly and rapidly, Borrower shall establish Borrower’s Accounts.  Lender shall have the right to automatically deduct all principal, interest, fees and costs and expenses due hereunder from time to time as and when such amounts are due from the Operating Account or such other of the Borrower’s Accounts as Lender shall deem appropriate for such purpose, but, for the avoidance of doubt, specifically excluding monies held by Borrower in trust for third parties.  Borrower agrees to maintain positive balances in Operating Account at all times sufficient to permit the transactions contemplated hereunder to be carried out and, upon failure to do so, Lender may assess and collect from Borrower (whether by setoff or otherwise) such penalties and fees as are established by Lender from time to time as set forth on Annex 1 attached hereto.  Lender hereby agrees to provide Borrower with notice (which may be by email or other electronic means) within one (1) Business Day of Lender’s deduction of any principal, interest, fees, expenses or other costs due and payable hereunder from Borrower’s Accounts.

Section 9.03                             Obligations of Borrower.  The representations, warranties and covenants made by Borrower herein are made for the benefit of Lender and its successors and permitted assignees, shall be deemed made as of the date hereof and as of each Advance Date (unless stated to relate to a specific earlier date, in which case such representations, warranties and covenants are made as of such earlier date), and shall survive the termination of this Agreement or the sale or other liquidation of the Pledged Mortgage Loans financed hereunder.

Section 9.04                             Borrower Indemnification.  Borrower hereby expressly agrees to indemnify and does hereby indemnify and hold harmless Lender and its officers, directors, employees, affiliates, agents, and representatives (hereinafter referred to as the “Lender Indemnified Parties”), against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements for one counsel for the Lender Indemnified Parties, collectively, and, solely in the case of any conflict or perceived conflict, one additional counsel for each similarly situated Lender Indemnified Party), which may be imposed on, incurred by, or assessed against Lender Indemnified Parties in any way related to, or arising out of this Agreement or any of the transactions contemplated hereby, or any breach of any covenant, representation or warranty contained in this Agreement, or arising out of, resulting from, or in any manner connected with, the making of any Advance hereunder, including, but not limited to, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature whatsoever resulting, in whole or part, from any Lender Indemnified Parties’ own negligence or strict liability or any failure of Borrower or any party involved in the underwriting, origination or servicing of any Pledged Mortgage Loan to comply with any legal, governmental or regulatory requirements, to the extent that any of the same results directly or indirectly from any claims made or actions, suits, or proceedings commenced by or on behalf of any Person other than Lender Indemnified Parties; provided that Lender Indemnified Parties shall have no right to indemnification hereunder with regard to the bad faith, gross negligence or willful misconduct of Lender Indemnified Parties.  The indemnities contained in this Section shall survive the termination of this Agreement.

Section 9.05                             Third Party Reliance.  None of the provisions of this Agreement shall inure to the benefit of Mortgagor or any third party.  Consequently, no Mortgagor or any third parties shall be entitled to rely upon or raise as a defense in any manner whatsoever the failure of Borrower to comply with the provisions of this Agreement.

Section 9.06                             Notice.  Any notices, requests, instructions or other communications to Borrower or Lender required or permitted to be given under this Agreement must be in writing and shall be deemed given if (i) personally delivered to the addresses for Borrower or Lender set forth on Annex 1 hereof, (ii) sent by United States mail, postage prepaid, certified or registered, return receipt requested, to said addresses, (iii) sent by email to the email address set forth on Annex 1 hereof, or (iv) delivered by overnight express delivery service to said addresses.  Any notice which is delivered personally, emailed or sent by overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party.  Any notice addressed and mailed in the manner herein provided shall be deemed to have been given to the party to whom it is addressed at the close of business, local time, of the recipient on the third regular business day following the date of deposit of such item in a depository of the United States Postal Service. Either party shall have the right to change its address to which notices shall be sent by giving the other notice thereof as required by this Section.

Section 9.07                             Applicable Law.  THE LAWS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA SHALL GOVERN THE RIGHTS AND DUTIES OF

THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION HEREOF (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES); PROVIDED, HOWEVER, IT IS AGREED THAT THE PROVISIONS OF CHAPTER 346 OF THE TEXAS FINANCE CODE SHALL NOT APPLY TO THE NOTE, THE ADVANCES, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 9.08                             Usury Limitation.  It is the intent of Lender and Borrower in the execution and performance of this Agreement, the Note and each other Loan Document to remain in strict compliance with applicable law from time to time in effect.  In furtherance thereof, Lender and Borrower stipulate and agree that none of the terms and provisions contained in the Note, this Agreement or any other Loan Document shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the Highest Lawful Rate or amount of interest permitted to be charged under applicable law.  For purposes of this Agreement, the Note and each other Loan Document, “interest” shall include the aggregate of all charges which constitute interest under applicable law that are contracted for, taken, charged, reserved, or received under this Agreement, the Note or any other Loan Document.  Neither Borrower nor any other Person liable for the payment or performance of any of the Obligations shall ever be required to pay unearned interest or interest at a rate or in an amount in excess of the Highest Lawful Rate or amount of interest that may be lawfully charged under applicable law, and the provisions of this Section shall control over all other provisions of this Agreement, the Note and each other Loan Document, which may be in actual or apparent conflict herewith.  If under any contingency the effective rate or amount of interest which would otherwise be payable under the Note or any other Loan Document would exceed the Highest Lawful Rate or amount of interest Lender or any other holder of the Note or other Obligation is allowed by applicable law to charge, contract for, take, reserve or receive, or in the event Lender or any holder of the Note or other Obligation shall charge, contract for, take, reserve or receive monies that are deemed to constitute interest which would, in the absence of this provision, increase the effective rate or amount of interest payable under the Note or other Loan Document to a rate or amount in excess of that permitted to be charged, contracted for, taken, reserved or received under applicable law then in effect, then the principal amount of the Note or the amount of interest which would otherwise be payable under the Note or both shall be reduced to the amount allowed under applicable law as now or hereinafter construed by the courts having jurisdiction, and all such moneys so charged, contracted for, taken, reserved or received that are deemed to constitute interest in excess of the Highest Lawful Rate or amount of interest permitted by applicable law shall immediately be returned to or credited to the account of Borrower upon such determination.  In determining whether or not the interest paid or payable or amount of interest permitted by applicable law exceeds the Highest Lawful Rate, Borrower and Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Note or the other Loan Documents so that interest for the entire term does not exceed the Highest Lawful Rate.  To the extent that Section 303 of the Texas Finance Code is relevant for purposes of determining the Highest Lawful Rate, Lender hereby elects to determine the applicable rate ceiling under such statute by the weekly rate ceiling from time to time in effect pursuant to the Texas Finance Code, subject to Lender’s right subsequently to change such method in accordance with applicable law.  The provisions of this Section applicable to Lender are equally applicable to each participant, assignee and any subsequent holder of the Note and other Obligations.

Section 9.09                             Paragraph Headings, Gender, etc.  The section headings in this Agreement are not intended to be used in construing the substance of this Agreement.  Unless the context of this Agreement otherwise requires (a) words of any gender are deemed to include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, (d) the term “Section” refers to the specified section of this Agreement, (e) the term “or” means “and/or” and (f) all references to “dollars” or “$” refer to currency of the United States of America.

Section 9.10                             Parties Bound.  This Agreement shall be binding on and inure to the benefit of the parties and their respective executors, administrators, legal representatives, successors and permitted assigns, except as otherwise provided in this Agreement.

Section 9.11                             Counterparts.  This Agreement may be executed concurrently in one or more counterparts by the parties, which counterparts together when executed by all of the parties shall for all purposes be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.12                             Amendment.  This Agreement may not be amended or in any manner modified by an oral agreement, whether or not such oral agreement is executed or is supported by a new consideration except as expressly stated herein.  This Agreement may not be amended or in any manner modified unless such amendment or modification is in writing and signed by Lender and Borrower.  This Agreement is for the sole benefit of Lender and Borrower and may not be amended, modified or cancelled at any time or from time to time without consultation with or consent of any other Person.

Section 9.13                             Waiver.  Any waiver, forbearance, failure or delay by Lender in exercising, or the exercise or beginning of exercise by Lender of any right, power or remedy, simultaneous or later, shall not preclude the further, simultaneous or later exercise thereof and every right, power or remedy of Lender shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by Lender.  The allowance by Lender of Borrower to exceed the Commitment Amount or any applicable Sublimit from time to time is not a waiver of the Commitment Amount or such applicable Sublimit as set forth in this Agreement unless such action is evidenced by a written amendment hereto.  The acceptance of partial payments on an obligation is not a waiver of Lender’s right to demand full payment of such obligation unless there is a writing signed by Lender that specifically states that the acceptance of partial payments is a waiver of Lender’s right to make demand for full payment.

Section 9.14                             Attachments.  All annexes or exhibits annexed hereto and the documents, certificates and instruments required to be delivered pursuant to the terms hereof are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any such exhibits, schedules, documents, certificates, or other instruments shall be deemed to refer to and include all such annexes, exhibits, schedules, documents, certificates and instruments.  All statements contained in any exhibit, schedule, document, certificate or other instrument delivered by or on behalf of the parties hereto, pursuant to the terms hereof, are an integral part of this Agreement.

Section 9.15                             Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws, and if the rights or obligations of Borrower or Lender under this Agreement will not be materially and adversely affected thereby (a) such provisions will be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.16                             Remedies Cumulative.  The remedies (including, without limitation, indemnification) of the parties under this Agreement are cumulative and will not, to the extent permitted by law, exclude any other remedies to which any party may be lawfully entitled.

Section 9.17                             No Investment, Partnership, or Agency.  Pursuant to this Agreement, Lender is making a loan, not an investment with the expectation of profits to be derived from the entrepreneurial or managerial efforts of Borrower.  This Agreement shall not be construed to create a partnership or joint venture between Borrower and Lender.  Borrower is not the agent of Lender.

Section 9.18                             Reimbursement of Expenses.

(a)                                 Borrower shall pay to Lender upon demand all reasonable expenses incurred by Lender, plus any and all other reasonable expenses incurred by Lender on behalf of Borrower, in connection with negotiating, documenting and consummating the transaction evidenced by this Agreement (including, by way of example, but not limitation, reasonable attorneys’ fees and expenses, accountants’ fees and expenses, fees and expenses for messenger or overnight courier services, but expressly excluding continuing expenses of conducting business under the terms of this Agreement), and Lender is authorized to debit Borrower’s Accounts to pay such obligation.  Borrower shall provide Lender with Borrower’s account number or numbers with at least one nationally recognized overnight courier service (for example, Federal Express) which Borrower hereby authorizes Lender to use to deliver to Borrower, Investors or other parties, as required or permitted under this Agreement, Mortgage Files or portions thereof.

(b)                                 Borrower shall promptly reimburse Lender upon demand for all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements expended or incurred by Lender in any arbitration, mediation, judicial reference, legal action or otherwise, in connection with (i) the amendment, interpretation and enforcement of this Agreement including, without limitation, during any workout, attempted workout, and/or in connection with the rendering of legal advice as to Lender’s rights, remedies and obligations under this Agreement, (ii) collecting any sum which becomes due to Lender under this Agreement, (iii) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (iv) the protection, preservation or enforcement of any rights of Lender under this Agreement or at law or in equity.  Lender shall be entitled to debit Borrower’s Accounts for any and all such fees and expenses.  The obligations of Borrower under this section shall survive the termination of this Agreement.

Section 9.19                             Electronic Transactions.  Borrower hereby affirmatively consents and agrees to permit Lender and its successors and assigns to enter into transactions with Borrower involving “electronic records” and “electronic means,” as those terms are defined in UETA and the E-Sign Act.

Section 9.20                             Termination.  Except as to any Obligations then still outstanding, this Agreement shall automatically expire and terminate on the Termination Date.  Termination will not affect the obligations hereunder or any Guarantor’s obligations under any Guaranty as to any Obligations outstanding as of such termination.  In the event Lender and Borrower elect to extend the Termination Date prior to the termination of this Agreement, Lender shall submit to Borrower a modification and extension agreement effecting such extension.  Borrower hereby agrees to bear any and all reasonable costs, including, without limitation, Lender’s reasonable attorneys’ fees, incurred in connection with such extension.  Notwithstanding anything to the contrary herein, either party may, in its sole discretion, terminate this Agreement at any time, with or without cause, and with or without notice; provided, however, such termination will not affect the obligations hereunder or Guarantor’s obligations under any Guaranty as to any Obligations outstanding as of such termination.

Section 9.21                             WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

Section 9.22                             ENTIRE AGREEMENT.  THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE

PARTIES HERETO.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[signatures appear on the following two (2) pages]

Executed to be effective as of the Effective Date.

BORROWER:

VIANOVA CAPITAL GROUP LLC, a Delaware limited liability company

By:	/s/ Karey Geddes
	Name:	Karey Geddes
	Title:	President

Warehousing Credit and Security Agreement ViaNova Capital Group LLC	Signature Page

LENDER:

LEGACYTEXAS BANK

By:	/s/ Michelle Marrapodi
	Name:	Michelle Marrapodi
	Title:	Vice President

Warehousing Credit and Security Agreement ViaNova Capital Group LLC	Signature Page

Annex 1

Customized Terms

1.                                      Customized Definitions.  The following definitions are incorporated into the Agreement:

“Commitment Amount” shall mean $12,500,000.00 at any one time.

“Guarantor” shall mean any Person providing a guaranty of Borrower’s obligations hereunder from time to time, whether one or more.

“Minimum Daily LIBOR Rate” shall mean one and one half percent (1.50%).

“MSR Value Percentage” shall be a maximum of seventy-five (75) basis points (0.75%).

“Payoff Account” shall mean, unless subsequently changed by Lender, the account identified as follows:

Federal Home Loan Bank of Dallas
ABA #111040195
For the Account of LegacyTexas Bank

“Settlement Account” shall mean, unless subsequently changed by Lender, the account identified as follows:

LegacyTexas Bank/Warehouse Lending Group
ABA #111901234

“Termination Date” shall mean (i) November 15, 2019, or (ii) the day this Agreement is terminated in accordance with the provisions hereof.

2.                                      Financial Covenants.

(a)                                 Minimum Adjusted Tangible Net Worth is $3,000,000.00.

(b)                                 Minimum Unrestricted Cash is $1,500,000.00.

(c)                                  Indebtedness to Adjusted Tangible Net Worth Ratio is 15.00:1.00.

(d)                                 Must not have negative Net Income for three (3) consecutive months, beginning with the three (3) consecutive months ended June 30, 2019.

3.                                      Transaction Fees.

(a)                                 A file fee of $45.00 for each Pledged Mortgage Loan.

(b)                                 A wire fee of $15.00 for each Pledged Mortgage Loan.

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(c)                                  An administration fee on the Unused Portion, which fee shall be due and payable within two (2) Business Days after Lender’s delivery of notice of the amount thereof to Borrower.  This fee shall be calculated each month at the rate of twenty-five (25) basis points (0.25%) per annum of the Unused Portion for such month; provided, however, that such fee shall be waived for any calendar month (i) in which the Used Portion for such month is equal to or greater than fifty percent (50%) of the Commitment Amount, or (ii) the aggregate Advances funded by Lender for such calendar month is equal to or greater than the Commitment Amount, as may be in effect from time to time; and provided further, that such fee shall be waived for a period of ninety (90) days commencing from the date of this Agreement.  The “Used Portion” means, for any month, the arithmetic daily average of the Commitment Amount for such month.  The “Unused Portion” means, for any month, the amount equal to the Commitment Amount, minus the Used Portion.  Lender’s determination of the Unused Portion for any month shall be conclusive and binding on Borrower, absent manifest error.

(d)                                 A handling fee of $75.00 for any Mortgage Loan that is paid off at its Dwell Limit (in accordance with the terms of this Agreement) but is maintained on Lender’s books and records (in Lender’s sole and absolute discretion) with a balance of $1.00 to track payment from the Investor.

(e)                                  A fee of $150.00 per day for overdraft of the Operating Account.

4.                                      Cash Account.  Borrower shall maintain the following Cash Account with Lender:

Deposit Account.  Until the full and final payment and performance of all of its obligations hereunder, Borrower shall maintain a required balance equal to two percent (2.0%) of the Commitment Amount, as in effect from time to time, in a non-interest bearing deposit account (the “Deposit Account”) with Lender.  Borrower will have access to the Deposit Account; provided that (i) no Default or Event of Default exists and is continuing; and (ii) all withdrawals of Borrower from the Deposit Account have the prior written approval of Lender, including the time and terms of replacement of funds.

5.                                      Sublimits.  The aggregate Outstanding Principal Amount of Advances made with respect to a specific type of Eligible Loan outstanding at any one time shall not exceed the following (expressed as a percentage of the Commitment Amount).  If the amount of the Sublimit for a particular type of Mortgage Loan is “N/A”, then that type of Mortgage Loan is not an Eligible Loan hereunder.

Wet Loans:                                                                                                                                                                                                                                                                                                                                                        40%

Aged Loans:                                                                                                                                                                                                                                                                                                                                                  10%

RTL Loans:                                                                                                                                                                                                                                                                                                                                              100%

6.                                      Interest Rate.

RTL Loans:                                                                                                                                                                                                                                         400 basis points (4.00%)

Aged RTL Loans:                                                                                                                                                                                                          500 basis points (5.00%)

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7.                                      Advance Rate.

RTL Loans:                                                                                                                                                                                                                                                                                                                                                     90%

8.                                      Maximum Dwell Limits.  The number of days referenced in the definition of Dwell Limit for each Pledged Mortgage Loan of a specific type is as follows:

All RTL Loans:                                                                                                                                                                                                                                                                                                                                                                 60 days

All Aged Loans:                                                                                                                                                                                                                                                                                                                                                              90 days

9.                                      Curtailments:  Aged Loans.

(a)                                 With respect to each Aged Loan, Borrower shall pay to Lender each of the following curtailment amounts (individually, a “Curtailment Amount,” expressed as a percentage of outstanding Advance Amount related to such Aged Loan), plus all accrued interest and fees due on the dates specified below:

(i)                                     61 days after Advance Date:                                                                                                                                                                                                          10%

(ii)                                  76 days after Advance Date:                                                                                                                                                                                                          10%

(iii)                               91 days after Advance Date:                                                                                                                                                                                                   100%

10.                               Addresses.  The addresses of Borrower and Lender are as follows:

Borrower:
ViaNova Capital Group LLC
3 Columbus Circle, 24th Floor
New York, New York 10019
Attn:                    Karey Geddes
Email:            kgeddes@vianovacapitalgroup.com

with a copy to:
ViaNova Capital Group LLC
3 Columbus Circle, 24th Floor

New York, New York 10019

Attn:                    Rachel Fink (rfink@vianovacapitalgroup.com)

Stephan Mongiardo (smongiardo@vianovacapitalgroup.com)

Andrew Davilman (adavilman@cohenandcompany.com)

Joseph Pooler (jpooler@cohenandcompany.com)

Theresa Alexander (talexander@cohenandcompany.com)

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Lender:
LegacyTexas Bank

5851 Legacy Circle, 11th Floor

Plano, Texas 75024

Attention:  Warehouse Lending Division

Email: Michelle.Marrapodi@LegacyTexas.com

cc:                      ltblegaldocs@legacytexas.com

Phone: 972-801-5781

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Annex 2

Representations Relating to Pledged Mortgage Loans

Borrower further represents and warrants that as of the Advance Date for any Pledged Mortgage Loan, as to such Pledged Mortgage Loan:

1.                                      All representations as to such Pledged Mortgage Loan set forth herein are true, correct and complete in all material respects and are not misleading in any material respect.

2.                                      The Loan Detail relating to such Pledged Mortgage Loan is accurate and complete in all material respects.

3.                                      All originals or copies of the documents evidencing and concerning the Mortgage Loan provided to Lender are accurate and complete to the best of Borrower’s knowledge.

4.                                      No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to the Mortgage Loan has taken place on the part of Borrower, any Affiliate of Borrower, any servicer or any other party involved in the origination and/or closing of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan, including without limitation the Mortgagor, any Closing Agent, Correspondent, any appraiser, any real estate agent, any broker, any builder, or developer.  The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading.  Borrower or its designee has reviewed all of the documents constituting the loan file and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

5.                                      Borrower has no knowledge of any fact or circumstance not disclosed to Lender which would adversely affect the value or marketability of such Mortgage Loan.

6.                                      Such Mortgage Loan has been originated in compliance with Borrower’s Underwriting Guidelines that are acceptable to the applicable Investor.

7.                                      The Mortgage Loan is a QM Loan or is not required to satisfy the requirements of Dodd Frank for QM Loans.

8.                                      Neither the Mortgagor nor any Key Principal of the Mortgagor is an owner, officer, director, or agent of Borrower or Affiliate of Borrower unless approved by Lender in writing no later than two (2) Business Days prior to the requested Advance Date.

9.                                      After Lender funds the Advance Amount for a Pledged Mortgage Loan, Borrower will be in compliance with the applicable Sublimits.

10.                               Such Mortgage Loan has an original term to maturity of not more than eighteen (18) months.

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11.                               Such Mortgage Loan is a First Mortgage Loan.

12.                               Each of the Key Principals of the related Mortgagor has a FICO Score of not less than 580, unless otherwise approved by Lender.

13.                               The Mortgage Loan is supported by an Appraisal, BPO or other acceptable property valuation, as permitted by Borrower’s Underwriting Guidelines or as previously approved by Lender in writing.

14.                               No part of the related Mortgaged Property has been released from the related Mortgage.

15.                               The Mortgage Loan is not secured by an interest in a mobile home.

16.                               Intentionally Omitted.

17.                               The Mortgage Loan has been, or will be, closed less than thirty (30) calendar days prior to the date Lender funds the Advance Amount for such Pledged Mortgage Loan.

18.                               The Mortgage Loan is saleable at all times to a minimum of two (2) third-party mortgage investors acceptable to Lender.

19.                               The related Mortgaged Property is free and clear of all Liens other than the Lien of the related Mortgage (which has been validly assigned to Lender) and any Second Mortgage Loan or other encumbrances permitted pursuant to Borrower’s Underwriting Guidelines, Permitted Encumbrances and any other Liens consented to in writing by Lender.

20.                               The Mortgage Loan was originated for the purchase, financing, or refinancing of the related Mortgaged Property and for the purpose of altering, renovating, repairing or improving such Mortgaged Property.

21.                               The Mortgage Loan meets all of Lender’s LTV and, if applicable, CLTV requirements, each of which shall have been previously communicated to Borrower in writing.

22.                               The related Mortgaged Property is insured against loss or damage by fire and all other hazards normally included within standard extended coverage in accordance with the provisions of the Eligible Loan (including, without limitation, builders risk insurance) and Borrower and its assignees are named as a loss payee thereon.

23.                               All required insurance policies, of whatever type, remain in full force and effect.  Borrower has not engaged in, and has no knowledge of the Mortgagors having engaged in, any act or omission which would impair the coverage validity or binding effect of any such policies. No action, inaction, or event has occurred and no state of fact exists or has existed that has resulted or will result in the exclusion from, denial of or defense to coverage under any applicable special hazard insurance policy, builders risk policy, construction or bankruptcy bond, irrespective of the cause of such failure of coverage.  In connection with the placement of any such insurance, no commission, fee or other compensation has been or will be received by Borrower or the servicer or any designee of Borrower or the servicer or any corporation in which Borrower, the servicer or any

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officer, director, or employee of Borrower or the servicer had a financial interest at the time of placement of such insurance.

24.                               If the Mortgage Loan is a Correspondent Loan:

(i)                                   the related Mortgage Note bears an endorsement from the Correspondent to Borrower;

(ii)                                Borrower has implemented, and the Mortgage Loan was subject to, prudent third-party origination risk management procedures which identify potential deficiencies in Correspondent Loans including, but not limited to, misrepresentations of borrower, guarantor, and any Key Principal’s income and assets and inaccuracies in appraisal reports or BPOs;

(iii)                             each entity that participated in the origination of a Correspondent Loan was duly organized, validly existing and in good standing under the laws of such entity’s state of organization and, to the extent required by any applicable Governmental Authority, had all licenses, registrations and certifications in all applicable jurisdictions and such licenses, registrations and certifications were in full force and effect at such times;

(iv)                            each entity that participated in the origination of a Correspondent Loan complied in all material respects with all applicable agreements, contracts, laws and regulations with respect to, and the violation of which would adversely affect, the Mortgage Loan or result in any cost or liability to Lender; and

(v)                               Each Correspondent Loan complies with all applicable Investor and Take-Out Commitment requirements for third party originated mortgage loans.

25.                               The Mortgage Rate for such Mortgage Loan is equal to or greater than the per annum rate of interest required by the applicable Investor.

26.                               The Mortgage Loan is subject to, and Borrower has in its possession with respect to such Mortgage Loan, a legal, valid Take-Out Commitment, and there exists no event of default under such Take-Out Commitment or any event, which with the giving of notice or passage of time, would constitute an event of default thereunder.

27.                               Borrower shall adhere strictly to the terms of the related Take-Out Commitment and perform all obligations and observe all covenants on its part to be performed or observed thereunder.

28.                               All information delivered and all representations, warranties and certifications made by Borrower to the applicable Investor were and are true, correct and complete in all material respects and were and are not misleading in any material respect and no change in any of such information or representations, warranties or certifications will limit, impair or otherwise affect the obligations of the applicable Investor to perform its obligations under the related Take-Out Commitment.

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29.                               The Mortgage Rate and all fees, costs, expenses and charges contracted for, paid or payable by the related Mortgagor do not violate any applicable federal, state or other statute, rule, regulation or court ruling relating to the maximum legal rate of interest that can be charged and the Mortgage Loans are not otherwise in violation of any usury laws.

30.                               Borrower has not pledged such Mortgage Loan as collateral for any other loan or for any other purpose.

31.                               To the extent any Pledged Mortgage Loans are registered on the MERS® System, Borrower shall have delivered a MERS Agreement entered into, duly executed and delivered by all necessary parties thereto and being in full force and effect, free of any modification, breach or waiver.

32.                               The related Mortgage Note and Mortgage represent the valid, enforceable, and binding obligations of each party thereto, subject to the effects of bankruptcy laws and other principles of equity, and there is no default existing under such documents or a fact in existence which, but for the passage of time or giving of notice or both, would constitute a default under either of such documents.

33.                               The obligations of the related Mortgagor to make payments of principal and interest when due under the terms of the Mortgage Note and Mortgage are not subject to any defense, set-off, or counterclaim by the Mortgagor or any other Person obligated to repay the indebtedness evidenced by the Mortgage Note and Mortgage.

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Exhibit A

Dry Loan Package

1.                                      Original signed Mortgage Note payable to Borrower and endorsed by Borrower on the original Mortgage Note or on an allonge, which endorsement shall be “in blank” as follows:  “Pay to the order of             , without recourse”; or if the original Mortgage Note was payable to an Affiliate of Borrower or a Correspondent, such Mortgage Note shall bear an endorsement from such Affiliate or Correspondent to Borrower and additionally, an endorsement by Borrower “in blank” as set forth before.

2.                                      Unless such Mortgage Loan is a MERS Designated Mortgage Loan, an original Assignment in Blank for the Mortgage Loan, in form and substance acceptable for recording and signed in the name of Borrower as well as a copy of the recorded original assignment from the related Correspondent to Borrower or the unrecorded assignment certified as true and sent for recordation.  In the case of a MERS Designated Mortgage Loan that is not a MOM Loan and originated by a Correspondent, original assignment(s) from such Correspondent to Borrower and Borrower to MERS.

3.                                      Any and all other files, documents, instruments, certificates, correspondence, or other records that are requested by Lender and deemed by Lender in its commercially reasonable judgment to be necessary, appropriate or desirable in connection with each Eligible Loan Borrower proposes to pledge as Collateral for an Advance.

Wet Loan Package

1.                                      Loan Detail for each Eligible Loan Borrower proposes to pledge as Collateral for an Advance.

2.                                      Any and all other files, documents, instruments, certificates, correspondence, or other records that are requested by Lender and deemed by Lender in its commercially reasonable judgment to be necessary, appropriate or desirable in connection with each Eligible Loan Borrower proposes to pledge as Collateral for an Advance.

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Exhibit B

Form of Compliance Certificate

I, Karey Geddes, do hereby certify that I am the duly elected, qualified and authorized President of VIANOVA CAPITAL GROUP LLC, a Delaware limited liability company (“Borrower”).  This Certificate is delivered to you in connection with Section 5.01(a) of the Warehouse Credit and Security Agreement, dated as of November 16, 2018 (the “Agreement”), between Borrower and LEGACYTEXAS BANK (“Lender”).  I hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof(1):

1.              Litigation, Investigations, Proceedings.  Borrower is not currently involved in (i) any litigation or proceeding, including but not limited to knowledge of any investigation of Borrower by any Governmental Authority (including, without limitation, the CFPB), with respect to Borrower or any Pledged Mortgage Loan or (ii) any material litigation or proceeding, including but not limited to knowledge of any investigation of Parent by any Governmental Authority (including, without limitation, the CFPB), with respect to Parent.  If any such litigation or proceeding is currently ongoing, Borrower shall attach a Schedule 1 hereto describing the same in reasonable detail and the actions Borrower has taken or proposes to take with respect thereto.

2.              Financial Covenant Compliance.  At all times since the submission of the last Compliance Certificate provided by Borrower to Lender in accordance with the terms of the Agreement (as long as any Advance was outstanding during such time), Borrower’s (i) Adjusted Tangible Net Worth has remained at or above $[then-required amount]; (ii) Unrestricted Cash has remained at or above $[then-required amount]; (iii) ratio of Indebtedness to Adjusted Tangible Net Worth has remained at or above [then-required ratio]; and (iv) Net Income has not been negative for more than [then-required time period] consecutive months.

3.              Financial Statements.  The financial statements and schedules attached hereto fairly present in all material respects the financial condition and results of operations of Borrower, in accordance with GAAP, consistently applied, as of the date(s) thereof.

4.              Compliance. Borrower has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in the Agreement and the other Loan Documents to be observed, performed and satisfied by it.  If a covenant or other agreement or condition has not been complied with, Borrower shall attach a Schedule 4 hereto describing such lack of compliance and providing the date of any related waiver thereof.

(1)  Lender’s acceptance of this schedule is not, and shall not be construed as, a waiver by Lender of any of the items identified on the schedule, including items that may be, or with the passage of time may become, a Default.  Lender, in its sole and absolute discretion, will elect whether to provide any such waiver and will do so by a separate writing.

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5.              Regulatory Action.  Borrower is not currently under any audit, investigation, enforcement action, restriction, suspension, termination or similar proceeding by any Governmental Authority (including, without limitation, the CFPB) with respect to Borrower or any Pledged Mortgage Loan (other than audits occurring in the normal course of Borrower’s business and of the type or nature which the auditing Governmental Authority conducts on a regular basis and excluding such notices as Borrower is prohibited by law from disclosing).  If so, Borrower shall attach a Schedule 5 hereto describing the situation in reasonable detail and indicating the action that Borrower has taken or proposes to take in connection therewith.

6.              No Default. No Default has occurred or is continuing.  If any Default has occurred and is continuing, Borrower shall attach a Schedule 6 hereto describing the same in reasonable detail and the action Borrower has taken or proposes to take with respect thereto, and if such Default has been expressly waived by Lender in writing, Borrower shall describe the Default and provide the date of the related waiver.

7.              Distributions. Borrower has not paid any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or made any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower, if a Default has occurred and is continuing, or the payment of a distribution would cause, or would be likely to cause, a violation of the Adjusted Tangible Net Worth covenant set forth in Section 5.02(a) of the Agreement.

8.              Other Notices. Borrower has promptly notified Lender of any other material adverse change in the business, operations, property, or financial or other condition of Borrower, Parent or any Guarantor, if any.

This OFFICER’S COMPLIANCE CERTIFICATE is given as of the date first above written.

Karey Geddes

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